DATED 200

(1) **PETTIFER ESTATES LIMITED**

- and -

(2) **ABBEY (DEER) PARK MANAGEMENT LIMITED**

- and -

(3) **BIO-ANALYTICAL SYSTEMS LIMITED**

LEASE

of

Office B Building 500

Abbey Park, Stoneleigh, Warwickshire

LR1 Date of lease:

LR2 Title number(s):

LR 2.1 Landlord's title number: WK351452

LR 2.2 Other title numbers:

LR3 Parties to this lease:

Landlord: **Pettifer Estates Limited**
50 Stratford Road
Shipston on Stour
Warwickshire
CV36 4BA
(Company Number 03834274)

Tenant: **Bio Analytical Systems Limited**
Building 28 Stoneleigh Deer Park
Kenilworth
CV8 2LQ
(Company Number 03581072)

Other parties: Abbey (Deer) Park Management Limited
50 Stratford Road
Shipston on Stour
Warwickshire
CV36 4BA
(Company Number 05394746)

Bioanalytical Systems Inc
Purdue Research Park
2701 Kent Avenue
West Lafayette IN 47906
USA

4 **LR4 Property:**

As defined in the Particulars

LR5 Prescribed statements:

None.

LR6 Term for which Property is leased:

The term of 15 years from and including the date hereof.

5 **LR7 Premium:**

nil

6 **LR8 Prohibitions or restrictions on disposing of this lease:**

This lease contains a provision that prohibits or restricts dispositions.

LR9 Rights of acquisition etc:

LR9.1 Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land:
None.

LR9.2 Tenant's covenant to (or offer to) surrender the lease:

None.

LR 9.3 Landlord's contractual rights to acquire this lease:

None

LR10 Restrictive covenants given in this lease by the Landlord in respect of land other than the Property:
None

LR11 Easements:

LR11.1 Easements granted by this lease for the benefit of the Property:

Specified in this lease in schedule 2.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other Property:
Specified in this lease in schedule 3.

LR12 Estate rentcharge burdening the Property:

None.

LR13 Application for standard form of restriction:

None.

LR14 Declaration of trust were there is more than one person comprising the Tenant:

CONTENTS

SCHEDULE 8

Rent Review

LEASE dated and delivered 200

BETWEEN: the Landlord the Management Company the Tenant and the Guarantor named in the Particulars below

WITNESSES as follows:

1. **PARTICULARS**

Landlord:	Pettifer Estates Limited (company number 03834274) whose registered office is at 50 Stratford Road Shipston on Stour Warwickshire CV36 4BA
Management Company:	Abbey (Deer) Park Management Limited (company number 5394746) whose registered office is at 50 Stratford Road Shipston on Stour Warwickshire CV36 4BA
Tenant:	Bio Analytical Systems Limited (company number 03581072) whose registered office is at Building 28, Stoneleigh Deer Park, Kenilworth, CV8 2LQ
Guarantor:	Bioanalytical Systems Inc of Purdue Research Park, 2701 Kent Avenue West Lafayette IN47906 USA
Premises:	the premises known as Office B Building 500 Abbey Park a particularly described in **Schedule 1 Part 1**
Contractual Term:	15 years commencing on the date hereof
Rent Commencement Date:	[being six months following Practical Completion]

Rent: means:

(A) for first five years of the Term the yearly rent of £116,462.50;

(B) for the period commencing on each Review Date until the next Review Date, the sum as shall be calculated in accordance with Schedule 8.

Permitted Use: use for office accommodation only within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (as enacted at the date of this Lease)

2. DEFINITIONS AND INTERPRETATION

2.1 In this Lease (and schedules) wherever the context so admits the following expressions shall have the following meanings:

2.1.1. **"1954 Act"** means the Landlord and Tenant Act 1954

2.1.2. "**1995 Act**" means the Landlord and Tenant (Covenants) Act 1995

2.1.3. **"1997 Transfer"** means a transfer dated 2nd September 1997 and made between (1) Holaw (326) Limited and (2) The British Horse Society

2.1.4. **"Additional Park Land"** means that part of the Retained Land as is shown shaded light green and hatched black on Plan 3 and the adjoining land to the east of the Park at the date of this Lease, also shown shaded light green and hatched black on Plan 3

2.1.5. "**Adjoining Property**" means any land or premises neighbouring or adjoining the Park in which the Landlord or a Group Company of the Landlord or the Management Company has a freehold or leasehold interest or in which during the Term the Landlord or a Group Company of the Landlord or the Management Company acquires a freehold or leasehold interest

2.1.6. **"Amenities"** means drainage water gas electricity telecommunications television radio close circuit television and any other services or amenities of a like nature

2.1.7. **"Building":** Building 500 Abbey Park shown edged blue on Plan 2 forming part of Plot 500

2.1.8. **"Building Common Parts":** Plot 500 other than the Premises and the Lettable Units.

2.1.9. **"Building Percentage"** means [ ]%

2.1.10. **"Building Services"** means those services set out in paragraph 1 of Schedule 7

2.1.11. **"Building Service Charge"** means as defined in Schedule 7 - the Tenant´s Proportion of the Building Service Costs.

2.1.12. **"Computing Date"** means 1st October in every year of the Term or such other date as the Management Company may from time to time reasonably nominate and "**Computing Dates"** shall be construed accordingly

2.1.13. "**Conduits**" means all drains channels sewers watercourses pipes wires cables gutters culverts soakaways ducts drainage swales CCTV equipment and other similar conducting media and installations including (without limitation) pumping stations electricity substations the Sewage Treatment Works and any similar apparatus for the supply or passage of the Amenities and the disposal of foul and surface water now or hereafter within the Perpetuity Period serving the Park (whether or not in common with others) and regardless of whether the same shall be located within or outside the Park

2.1.14. "**Decorate**" means to paint repaper or otherwise treat as the case may be all surfaces which have previously been so treated or requiring to be so treated and to restore point and make good all brickwork where reasonably necessary and to grain or varnish any parts usually so protected all decoration being carried out with good quality materials and in a good and workmanlike manner

2.1.15. "**Environmental Protection Act**" means the Environmental Protection Act 1990 and any Act or Acts amending replacing or modifying such Act for the time being in force or of a similar nature and all orders and regulations thereunder for the time being in force

2.1.16. **"Estate Common Parts "** means the Estate Road, the Sewage Treatment Works all other access and estate roads entrances footpaths street lighting communal parking facilities vehicle circulation areas vehicle loading and unloading areas forecourts yards pathways and landscaping areas perimeter walls fences gates stores Park signs and signboards and signs and signboards upon external parts of the Park stating the names of owners tenants or other occupiers of the Park and street furniture management offices security offices and gate houses and any other areas on the Park which are from time to time (subject always to the provisions of **paragraph 5 of Schedule 3**) reasonably designated by the Landlord or the Management Company for common use and enjoyment by the owners tenants and occupiers of the Park (including where appropriate the Management Company) and all persons expressly or by implication authorised by them and/or for estate management purposes

2.1.17. **"Estate Percentage"** means the proportion which the Gross External Area of the Building bears to the aggregate Gross External Area of all Lettable Buildings or such other percentage as is fair and reasonable in the circumstances as stipulated in writing by the Landlord's Surveyor and/or the Management Company's Surveyor (as appropriate) from time to time

2.1.18. **"Estate Road"** means the road and footpath on the Park as shown shaded brown on Plan 3 as altered or varied from time to time by the Landlord or the Management Company (as owner of the Estate Common Parts) which it shall be entitled to do in a proper manner taking into account the principles of good estate management Provided that the road or roads as so altered or varied shall not be materially less convenient and commodious than the existing road or roads

2.1.19. **"Estate Service Charge"** means as defined in **Schedule 6**

2.1.20. **"Financial Year"** means the period:

2.1.20.1.1. from the commencement of the Term to and including the first Computing Date and then

2.1.20.2. between two consecutive Computing Dates (excluding the first Computing Date but including the second Computing Date in the period)

2.1.20.3.from the Computing Date prior to the end of the Term to the end of the Term and **"Financial Years"** shall be construed accordingly

2.1.21. **"Green Travel Plan"** means the green travel plan referred to in **Schedule 3** to the Planning Agreement

2.1.22. **"Gross External Area"** means the gross external floor area as certified by the Landlord's Surveyor measured in accordance with the Code of Measuring Practice last published by the Royal Institution of Chartered Surveyors from time to time during the Term (but which at the date hereof is the Fifth Edition)

2.1.23. "**Group Company**" means as defined in Section 42 of the 1954 Act and shall refer to a company which is a member of the same group of companies as the Landlord or the Tenant or (for the purposes of **Clause 4.9.11**) any undertenant as the context requires

2.1.24. "**Guarantor**" means the party (if any) stated as such in the Particulars and includes the personal representatives of the Guarantor and any other person who may from time to time guarantee all or any of the Tenant's obligations under this Lease

2.1.25. **"Hazardous Material"** means any substance whether in solid, liquid or gaseous form known or reasonably believed to be harmful to human health or the environment and for that reason subject to statutory controls and production use storage or disposal (that is to say air water and land) and any living organism or eco system supported by any of them whether on its own or in combination with any other substance

2.1.26. **"Insurance Rent"** means all such monies as shall become payable in accordance with **Clause 6.2.**

2.1.27. "**Insured Risks**" means fire storm tempest lightning explosion flood earthquake aircraft and other aerial devices and things dropped therefrom (in time of peace) impact by road vehicles riot civil commotion malicious damage acts of terrorism bursting and overflowing of water tanks apparatus and pipes subsidence heave and landslip and, in addition to the foregoing, such other risks as the Landlord (acting reasonably) shall insure against from time to time or as the Tenant may reasonably require

2.1.28. "**Landlord**" means the person for the time being entitled to the reversion immediately expectant on the determination of the Term

2.1.29. **"Landlord's Surveyor"** means any appropriately qualified person or firm appointed by or acting for the Landlord including an employee of the Landlord to perform the function of a surveyor for any purposes of this Lease

2.1.30. **"Landscape Management Plan"** means the landscape and ecology management plan (from time to time) referred to in **Schedule 2** to the Planning Agreement

2.1.31. **"Lease"** means this Lease (including any Schedule hereto) and any document which is supplemental hereto or which is collateral herewith or which is entered into pursuant to or in accordance with the terms hereof

2.1.32. **"Lettable Building"** means any building (including for the avoidance of doubt the Premises) from time to time erected on the Park after 1 January 2005 and designed and intended for separate letting but excluding any accommodation occupied or intended to be occupied exclusively in connection with the management of the Park (and "Lettable Buildings" shall be construed accordingly)

2.1.33. **"Lettable Unit":** a floor or part of a floor of the Building other than the Premises, that is capable of being let and occupied on terms similar to those of this lease

2.1.34. **"Loss of Rent"** means loss of three years' Rent (including proper allowances for increases in Rent pursuant to the provisions of this Lease) and Building Service Charge and Estate Service Charge

2.1.35. **"Management Company's Surveyor"** means any appropriately qualified person or firm appointed by or acting for the Management Company including an employee of the Management Company to perform the function of its surveyor for the purposes of this Lease

2.1.36. **"Necessary Consents"** means planning permission building regulations approval and all other consents licences permits permissions and approvals whether of a public or private nature which may be relevant in the context

2.1.37. **"Net Internal Area"** means the net internal area in square feet measured in accordance with the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors (Fifth Edition)

2.1.38. "**Outgoings**" means all rates taxes charges duties assessments impositions and outgoings of any sort which are payable at any time during the Term whether by the owner or occupier of property and includes charges for electricity gas water sewage telecommunications and other services rendered to or consumed by the relevant property but excludes tax payable by the Landlord on the receipt of rent or on any dealings with the Landlord's reversion to this Lease

2.1.39. "**Park** means (subject always to the provisions of **paragraph 5 of Schedule 3**) the land and buildings known as Abbey Park Stoneleigh Warwickshire which are shown edged by a broken dotted and dashed red line on Plan 3 and (subject to the proviso hereto) any additional land within the Additional Park Land which may be included in "the Park" within 21 years after the date hereof Provided that such additional land may not include any land:

2.1.39.1 which could reasonably be expected to result in a material increase in the amount of Service Charge payable by the Tenant; or

2.1.39.2 which is not developed as an extension to and for similar purposes as the Park

2.1.40. **"Parking Spaces"** means those 24 car parking spaces shown shaded green on Plan 2

2.1.41. "**Particulars**" means the particulars in **Clause 1**

2.1.42. "**Perpetuity Period**" means the period of eighty years commencing on the date of this Lease being the perpetuity period for the purposes of Section 1 of the Perpetuities and Accumulations Act 1964 applicable to this Lease

2.1.43. **"Plan 1"** means the plan annexed hereto and marked accordingly

2.1.44. **"Plan 2"** means the plan annexed hereto and marked accordingly

2.1.45. **"Plan 3"** means the plan annexed hereto and marked accordingly

2.1.46. **"Plan 4"** means the plan annexed hereto and marked accordingly

2.1.47. "**Planning Acts**" means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any Act or Acts amending replacing or


N
Office B
Entrance
Atrium
DEMISE


Building 500
Car Park (185 Spaces)
Plan 2

New road setting out co-ordinates		
Ref.	E	N
P1	[illegible]	[illegible]
P2	[illegible]	[illegible]
P3	[illegible]	[illegible]
P4	[illegible]	[illegible]
P5	[illegible]	[illegible]
P6	[illegible]	[illegible]
P7	[illegible]	[illegible]
P8	[illegible]	[illegible]
P9	[illegible]	[illegible]
P10	[illegible]	[illegible]
P11	[illegible]	[illegible]
P12	[illegible]	[illegible]
P13	[illegible]	[illegible]
P14	[illegible]	[illegible]
P15	[illegible]	[illegible]
P16	[illegible]	[illegible]
P17	[illegible]	[illegible]
P18	[illegible]	[illegible]
P19	[illegible]	[illegible]
P20	[illegible]	[illegible]

ROBOTHAMS
ARCHITECTURE

Construction

PROJECT
Office Development
Abbey Park,
Stoneleigh

DRAWING
BUILDING 500
SITE LAYOUT

SCALE 1:250 DRAWN
DATE June '07 CHECKED


Tantora Lodge

Plan 3

ROBOTHAMS
ARCHITECTURE

PROJECT
Masterplan (Building 500),
Abbey Park,
Stoneleigh

DRAWING
Site Plan

SCALE	1:1250	DRAWN	CC
DATE	Aug '06	CHECKED	
DWG NO	2333.13	REVISION	B


ABBEY PARK
Stoneleigh
Location of Sewage Treatment Works
Not to scale
For identification only
ABBEY PARK
N
Sewage Works
Additional Area For Golf Course = 11.50Ha
(Excluding the 7th Fairway)
Existing bund to be removed and graded into surrounding land or spread to form low mounds
Bunker Relocated From 6th Hole
14
15
16
R
A
C
D
Area A = 2.40Ha
Area B = 1.94Ha
Existing Bund
Area Of Add Not For Inclu 8.69 ha
Beehive Cottage
Plot 100

modifying any of such Acts for the time being in force or of a similar nature and all orders and regulations thereunder for the time being in force

2.1.48. **"Planning Agreement"** means the Agreement dated 24 September 2002 pursuant to Section 106 of the Town and Country Planning Act 1990 and made between Warwick District Council (1) Warwickshire County Council (2) Holaw (362) Limited (3) The Royal Bank of Scotland Plc (4) and Pettifer Limited (5)

2.1.49. "**Plant**" means all apparatus, plant, machinery and equipment including (without prejudice to the generality of the above) lifts, lift motors, lift shafts, generators, boilers, ducts, vents, pipes, cables and other items relating to mechanical ventilation, heating, air conditioning, the provision of hot or cold water, public address and closed circuit television systems, security systems, burglar and fire alarms, fire fighting and prevention equipment, building management systems, window cleaning cradles or gantries and all service ducts

2.1.50. **"Plot 500"**: means the Building together with external areas shown edged red on Plan 2

2.1.51. "**Premises**" means the premises so stated in the Particulars and each and every part thereof together with the appurtenances thereto and together also with any buildings and erections and each and every part thereof now or hereafter erected thereon or on any part thereof together with all additions alterations and improvements thereto which may be carried out during the Term and shall also include all landlord's fixtures and fittings from time to time in and about the same

2.1.52. **"Rent Days"** means 25th March 24th June 29th September and 25th December in each year and "Rent Day" shall mean any of such days as the context requires

2.1.53. **"Reservations":** all of the rights excepted, reserved and granted to the Landlord by this lease, and as specified in **Schedule 3**

2.1.54. **"Retained Land"** means the land comprised in Title Number WK351452 registered at the Land Registry as at 14 January 2005 but excluding any part of the Park and the Sewage Treatment Works

2.1.55. "**Review Date**" means the fifth and tenth anniversaries of the date hereof

2.1.56. **"Rights"** means the rights set out in **Schedule 2**

2.1.57. **"Sewage Treatment Works"** means the parcel of land shown edged brown on Plan 4 together with the plant equipment and other apparatus for the time being within the Perpetuity Period situated thereon and which serves the Park (in common with other land) together with the Conduits exclusively serving the same

2.1.58. **"Stipulated Rate"** means in relation to interest the rate per annum of three per cent above the base rate from time to time of Barclays Bank Plc (or where such base rate is not quoted over such other rate as would in the reasonable opinion of the Landlord be the nearest equivalent thereto if such base rate were quoted)

2.1.59. **"Tenant"** means the party stated as such in the Particulars and shall include such party's successors in title to this Lease

2.1.60. **"Term"** means the Contractual Term together with any continuation or extension thereof (whether statutory or by the Tenant holding over or for any other reason)

2.1.61. **"Uninsured Risk"** means any risk not specified in the definition of the Insured Risks or any risk so specified which is not at the relevant time insured against by the Landlord

2.1.62. **"VAT"** means value added tax chargeable under the Value Added Tax Act 1994 or any tax of a similar nature that may be substituted for it or levied in addition to it

2.2 In this Lease unless the context requires otherwise:

2.2.1 Unless the context otherwise requires, references to the **Building**, the Building **Common Parts**, Estate Common Parts, a **Lettable Unit** and the **Premises** are to the whole and any part of them or it

2.2.2 Where the expressions the Landlord or the Tenant or the Guarantor include two or more persons they shall include the plural number and obligations expressed or implied to be made by or with any of such persons shall be deemed to be made by or with such persons jointly and severally

2.2.3 The expression **neighbouring Premises** does not include the Building.

2.2.4 Any obligation on the Tenant not to do or omit to do an act or thing shall be deemed to include an obligation not to permit or knowingly suffer such act or thing to be done or omitted to be done as the case may be by any lessee licensee employee or agent of the Tenant

2.2.5 Any reference to parting with possession shall be deemed to include sharing possession and any occupation whatsoever by a licensee

2.2.6 Any reference in this Lease to the Landlord's consent shall include where necessary the consent of both the Landlord and all superior landlords and mortgagees of the Landlord's interest (if any) (and which the Landlord hereby covenants to apply for and use reasonable endeavours to obtain) and any consent of the Landlord shall not be considered unreasonably withheld or delayed if the consent of any superior landlord is withheld or delayed or is given subject to conditions imposed by the superior landlord but nothing in this Lease is to be construed as implying that any obligation is imposed upon any superior landlord or mortgagee not unreasonably to refuse or withhold any such consent or approval

2.2.7 Any references to a right exercisable by the Landlord shall include where necessary the exercise of such right by all superior landlords and any morgagee of the Landlord and all persons properly authorised by the Landlord or any superior landlord or mortgagee

2.2.8 Any reference to a statute (except reference to the Town and County Planning (Use Classes) Order 1987 in the definition of the Permitted Use) shall include any statutory extension or modification or re-enactment of such statute (whether before or after the date of this Lease) and any order instrument plan regulation permission or direction made or issued thereunder or deriving validity therefrom

2.2.9 Words importing the singular include the plural and vice versa and words importing one gender include any other gender

2.2.10 The Clause and paragraph headings and the index are for convenience only and shall not affect the construction of this Lease

2.2.11 For the avoidance of any doubt expressions used in the Particulars shall have the same meanings when used elsewhere in this Lease

2.2.12 Any reference to a Clause paragraph or Schedule shall be a reference to the Clause or paragraph of or Schedule to this Lease so numbered

3. DEMISE AND RENT

3.1 Demise and Rent

In consideration of the rents hereinafter reserved and of the covenants and conditions hereinafter contained the Landlord with full title guarantee hereby demises to the Tenant the Premises together with the Rights, except and reserving to the Landlord and all persons properly authorised by the Landlord the Reservations and subject to and with the benefit of the matters referred to in **Schedule 1 Part 2** to hold the same to the Tenant for the Contractual Term yielding and paying to the Landlord yearly during the Term and so in proportion for any less period than a year by way of rent:

3.1.1. First the clear yearly Rent (exclusive of VAT) such Rent if the Landlord so requires to be paid by banker's standing order by equal quarterly payments in advance on the four Rent Days (whether demanded or not) the first payment (for the period beginning on the Rent Commencement Date and ending on the day preceding the next succeeding Rent Day) to be made on the Rent Commencement Date

3.1.2. Secondly the Insurance Rent calculated and payable in accordance with the provisions of **Clause 6**

3.1.3. Thirdly (subject to the production by the Landlord of a valid VAT invoice not less than 14 days prior to the due date for payment) all VAT on such rents

3.1.4. Fourthly, the Building Service Charge as provided for in **Schedule 7.**

and yielding and paying to the Management Company or (pursuant to the provisions of **Clause 8.13**) the Landlord (as the case may be) yearly during the Term and so in proportion for any less period than a year by way of rent:

3.1.5. Fifthly the on account payments of Estate Service Charge as provided for in

paragraphs 2.2 and 2.3 of Part B Schedule 6 calculated and payable in accordance with the provisions of **Schedule 6**

4. TENANT'S COVENANTS

The Tenant covenants with the Landlord and in relation to **Clauses 4.1** (to the extent only that such clause relates to **Clause 3.1.5**), **4.3, 4.4.2, 4.6.4, 4.8.2, 4.8.6, 4.8.9, 4.8.10, 4.8.11, 4.9.5, 4.11, 4.12.2, 4.23, 4.24, 6.2.6, 6.2.7** only as a separate covenant with the Management Company, as follows:

4.1 Rent and Service Charge

4.1.1 To pay the several rents reserved by this Lease at the times and in manner aforesaid without any deductions and not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off

4.1.2 To pay to the Management Company or (as appropriate pursuant to the provisions of **Clause 8.13**) the Landlord the balancing payment of the Service Charge calculated and payable in accordance with **paragraph 2.4 (a) Part B Schedule 6**

4.2 Outgoings

4.2.1 To promptly pay and discharge and indemnify the Landlord against all Outgoings relating to the Premises or any part thereof at the times they become due

4.2.2 If any Outgoings are assessed charged or imposed upon or payable in respect of the Premises jointly with other premises to pay to the Landlord on demand a fair proportion of such outgoings to be reasonably determined by the Landlord

4.3 Interest on Arrears

If and whenever the Tenant shall fail to pay the rents or any other monies due under this Lease within 14 days of the due date (in the case of the Rent only whether formally demanded or not) or the Landlord or the Management Company (as the case may be) refuse to accept the same because the Landlord or Management Company reasonably believes that the Tenant is in breach of any of the tenant covenants of this Lease then (without prejudice to any other right or remedy of the Landlord and/or the Management Company including the right of re-entry hereinafter contained) the Tenant shall pay to the Landlord and/or the Management Company

(as appropriate) on written demand interest at the Stipulated Rate on such rents or other monies as the case may be from the date when the same became due until payment thereof (as well after as before judgment)

4.4 Repairs

4.4.1 At all times during the Term to keep and maintain the Premises in good and substantial repair and condition except in respect of:

4.4.1.1 damage by the Insured Risks (save to the extent that payment of any insurance monies is withheld by reason of or arising out of any act omission neglect or default of the Tenant or any sub-tenant or their respective servants agents licensees or invitees)

4.4.1.2 damage by any Uninsured Risk (but only to the extent that the relevant risk shall not have become an Uninsured Risk due to any act of default of the Tenant or any person deriving title from it or under its control)

4.4.1.3 the maintenance of the landscaped or grassed areas (if any) forming part of the Premises (the maintenance of which shall form part of the Estate Services to be carried out by the Management Company pursuant to **Schedule 6**) in compliance with the Landscape Management Plan

4.4.2 To keep in good and safe repair all Conduits as form part of the Premises and to indemnify the Landlord and/or the Management Company against all liability howsoever arising from any failure to repair or the misuse or overloading of any Conduits serving the Premises

4.4.3 To keep in good repair and maintenance all plant and machinery as exclusively serves the Premises and to replace the same (if the Tenant elects that it is uneconomical to repair it) with new plant or machinery of like design and quality

4.4.4 To keep all unbuilt upon parts of the Premises clean and in a neat and tidy condition and free from rubbish

4.4.5 To clean as often as may reasonably be requisite the inside and outside of the window panes of the Premises

4.4.6 To commence to repair and make good all wants of repair or cleaning in respect of the Premises of which notice in writing shall be given by the Landlord to the Tenant and for which the Tenant may be liable hereunder within three calendar months after the giving of such notice (or if it is not reasonably possible to remedy the same within three months to take steps to remedy the same as soon as reasonably possible) and thereafter to diligently proceed to complete such works provided that in the case of default by the Tenant in complying with such notice it shall be lawful for (but not obligatory upon) the Landlord (but without prejudice to the right of re-entry hereinafter contained or other rights of the Landlord with regard thereto) to enter upon the Premises and make good such wants of repair and all costs and expenses properly so incurred (including surveyors' and other professional fees) together with interest thereon at the Stipulated Rate which (notwithstanding **Clause 4.3**) shall be payable from the date of expenditure by the Landlord until payment by the Tenant as well after as before judgment shall be a debt due from the Tenant to the Landlord payable within 14 days of written demand and be forthwith recoverable by action

4.5 Decoration

4.5.1 In every fifth year of the Term and also in the last six months of the Term howsoever determined to Decorate the inside of the Premises and which on the occasion in the last six months of the Term shall be in a tint or colour (if different from the existing colour) first approved by the Landlord's Surveyor (such approval not to be unreasonably withheld or delayed) Provided that the Tenant shall not be obliged to so Decorate if the need to do so is caused by any of the Insured Risks (save to the extent that payment of any insurance monies is withheld by reason of or arising out of any act omission neglect or default of the Tenant or any sub-tenant or their respective servants agents licensees or invitees) and/or by any Uninsured Risk (but in the latter case only to the extent that the relevant risk shall not have become an Uninsured Risk by any act of default of the Tenant or any person deriving title from it or under its control)

4.6 Alterations

4.6.1 Not to erect any new building or structure (other than as permitted pursuant to **Clause 4.17.1**) on the Premises nor to merge the Premises with any adjoining premises

4.6.2 Not to make any alteration or addition (other than internal non-structural alterations and additions pursuant to **Clause 4.6.3**) whatsoever of in or to the Premises except:

4.6.2.1 with the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed)

4.6.2.2 subject to such terms and conditions (including provision for reinstatement at the Tenant's cost on the expiration or sooner determination of the Term) as the Landlord may reasonably require

4.6.2.3 in accordance with drawings and specifications previously submitted in triplicate to and approved in writing by or on behalf of the Landlord (such approval not to be unreasonably withheld or delayed) and

4.6.2.4 after having obtained and supplied to the Landlord copies of all requisite consents licences and permissions for the carrying out of such works from any local public or other authority or body and after the Landlord shall have notified the Tenant in writing that the same are satisfactory to it (such notification not to be unreasonably withheld or delayed)

4.6.2.5 after having notified the Landlord of the valuation of those works for insurance purposes

4.6.3 Not to make any internal non-structural alteration or addition whatsoever to the Premises without the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) PROVIDED THAT that Landlord's consent shall not be required for the erection of internal demountable partitioning subject to the provision to the Landlord of plans for approval prior to the erection of any such partitioning

4.6.4 Not to make or carry out any alteration addition or extension to any of the Conduits serving the Premises (save to those which are within and exclusively serve the Premises where the provisions of this **Clause 4.6.4** shall not apply but without prejudice to the generality of **Clauses 4.6.2 and 4.6.3**) except with the prior written consent of the Landlord and the Management Company (which in each case shall not be unreasonably withheld or delayed) and in accordance with the relevant codes of practice of any relevant statutory undertaker concerned and to supply to the Landlord

and the Management Company upon request an adequate drawing or drawings showing the actual position of all Conduits serving the Premises installed amended or extended by the Tenant

4.6.5 In the event of the Tenant failing to observe the provisions of this **Clause 4.6** it shall be lawful for the Landlord and its agents or surveyors with or without workmen and others and all persons authorised by the Landlord with any necessary materials and appliances to enter upon the Premises and remove any alterations or additions and execute such works as may be necessary to restore the Premises to their former state and all costs and expenses so incurred (including surveyors' and other professional fees) together with interest thereon at the Stipulated Rate which (notwithstanding **Clause 4.3**) shall be payable from the date of expenditure by the Landlord until payment by the Tenant as well after as before judgment and shall be a debt due from the Tenant to the Landlord payable on written demand and be forthwith recoverable by action

4.7 Entry

To permit the Landlord and its agents and all persons authorised by it with or without workmen and appliances at all reasonable times and on reasonable prior written notice (except in case of emergency) and subject to the provisions of **Clause 8.11** to enter the Premises:

4.7.1 to examine the state of repair and condition of the Premises

4.7.2 to check and take inventories of the Landlord's fixtures and fittings and the Plant at the Premises

4.7.3 for any other reasonable purpose connected with the interest of the Landlord in the Premises or any dealing with such interest

4.7.4 to exercise the rights excepted and reserved by this Lease

4.8 Use

4.8.1 Subject always to the following provisions of this **Clause 4.8** not to use the Premises otherwise than for the Permitted Use provided always that while the Tenant is Bio-Analytical Systems Limited (company number 03581072) or a Group Company

thereof the Permitted Use shall be extended to include the use by Bio-Analytical Systems Limited or a Group Company thereof only of the Premises as a laboratory

4.8.2 Not to do on the Premises anything which may be illegal or immoral or a nuisance or cause danger or injury or damage to the Landlord the Management Company or any tenant or any neighboring owner or occupier or which may be harmful to the Premises or to the Park and to pay all proper costs charges and expenses incurred by the Landlord and/or the Management Company in abating a nuisance and in executing such works as may be required to abate a nuisance in compliance with any notice served upon the Landlord and/or the Management Company in respect of or incidental to the Premises or the use thereof unless such costs, charges or expenses are included in the Estate or Building Service Charge

4.8.3 Not to use the Premises for any noxious noisy or offensive trade or business and not to hold any sale by auction or public show nor keep any live animals or birds on the Premises and not to allow on the Premises anything which is or may become dangerous offensive combustible inflammable radioactive or explosive except for anything stored or used by the Tenant in the Premises in the normal course of its business and in accordance with any relevant statutory requirements

4.8.4 Not to do anything which imposes any excessive load or strain on the Premises or any part thereof

4.8.5 Not to suffer or permit any person to reside or sleep on the Premises

4.8.6 Not to discharge anything into the Conduits serving the Premises which will be corrosive or harmful or which may cause any obstruction or deposit in the Conduits

4.8.7 Not to commit any waste upon or to the Premises

4.8.8 Not to use the car parking spaces as form part of the Premises for any purpose other than for the parking of motor vehicles in a road worthy condition

4.8.9 If the Premises are continually unoccupied for more than one month to notify the Landlord and/or the Management Company in writing

4.8.10 Not to cause any damage or obstruction to any of the Building Common Parts or the Estate Common Parts and not to interfere with obstruct any of the other tenants or occupiers of the Park or other persons lawfully using the Park or any part of it

4.8.11 To observe and perform and to ensure that persons doing business with the Tenant and any other person expressly or by implication with the Tenant's authority upon the Premises or the Building Common Parts and the Estate Common Parts observes and performs any regulations and instructions from time to time reasonably given or made by the Landlord and/or the Management Company in respect of the use of the Building Common Parts the Estate Common Parts and the Park generally and notified to the Tenant in writing

4.8.12 To observe and perform the provisions of the Green Travel Plan relating to the Park as notified to the Tenant from time to time (including but without prejudice to the generality of the foregoing payment of a fair and reasonable proportion of the Green Travel Levy (as defined in the Planning Agreement) pursuant to and in accordance with the provisions of the Planning Agreement) to the extent such relates to the Premises and/or the occupiers thereof and such fair and reasonable proportion shall be the due proportion of the Green Travel Levy as shall be properly certified by the Landlord's Surveyor in accordance with the provisions of the Planning Agreement and which shall not (once all Lettable Buildings are occupied) exceed the Building Percentage of the Estate Percentage

4.9 Alienation

4.9.1 Except as expressly permitted by this **Clause 4.9** not to assign underlet charge part with or share possession or occupation of the whole or any part of the Premises

4.9.2 Not to assign or charge (except by way of a floating charge to a reputable financier) the whole of the Premises nor permit any person deriving title under the Tenant so to do without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed but so that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 (as amended by the 1995 Act) it is agreed that it shall be reasonable for the Landlord to withhold consent to an assignment of the whole of the Premises unless:

4.9.2.1 the proposed assignee taken with any proposed guarantor is in the Landlord's reasonable opinion together of sufficient financial standing to enable them to comply with the obligations of the Tenant under this Lease throughout the Term and

4.9.2.2 a guarantor or guarantors acceptable to the Landlord acting reasonably (and if more than one jointly and severally) shall if the Landlord reasonably so requires enter into a covenant and guarantee with and to the Landlord and the Management Company in the terms set out in **Schedule 4** as if references in that Schedule to the "Tenant" were references to the proposed assignee and

4.9.2.3 the Tenant and any former tenant who by virtue of there having been an 'excluded assignment' as defined in Section 11 of the 1995 Act has not been released from the tenant covenants of this Lease shall by deed enter into an authorised guarantee agreement in respect of the proposed assignee which shall satisfy the requirements set out in **Schedule 5** and

4.9.2.4 on the date when the required consent is given no principal rent (as reserved by **Clause 3.1.1**) or other liquidated sums due and properly demanded are due to the Landlord and/or the Management Company under this Lease and unpaid and

4.9.2.5 the Tenant and/or the assignee complies with such other conditions as the Landlord may reasonably impose which may include a requirement on the Tenant and/or the assignee to reinstate the Premises to a standard suitable for high class office use

4.9.3 Not to create or permit the creation of any interest derived out of this Lease whether mediate or immediate and however remote or inferior:

4.9.3.1 at a fine or premium or other capital sum

4.9.3.2 except at a rent which is not less than the open market rental value of the Premises or (in the case of an underletting of part only) the part so underlet

4.9.3.3 except on terms which prohibit the commutation of rent

4.9.3.4 for a term which shall extend beyond a date on which the rent payable under this Lease is to be reviewed unless such underletting shall include provisions approved by the Landlord (such approval not to be unreasonably withheld or delayed) for rent reviews at the times and in accordance with the terms of this Lease

4.9.4 Subject as aforesaid not to underlet the whole of the Premises without the prior written consent of the Landlord (such approval not to be unreasonably withheld or delayed).

4.9.5 To procure in the case of any permitted underletting of the Premises (whether mediate or immediate) that on or before the grant of the relevant underlease:

4.9.5.1 the underlessee shall covenant with the Landlord and the Management Company by deed to observe and perform the Tenant's covenants and conditions in this Lease (except the covenant to pay rent); and

4.9.5.2 a guarantor or guarantors acceptable to the Landlord acting reasonably (and if more than one jointly and severally) shall if the Landlord reasonably so requires enter into a covenant and guarantee with and to the Landlord and the Management Company in the terms set out in **Schedule 4** as if references in that Schedule to the 'Tenant' were references to the underlessee

4.9.6 To procure that any permitted immediate or mediate underlease contains:

4.9.6.1 covenants by the underlessee with the underlessor prohibiting the underlessee from doing or allowing any act or thing on or in relation to the premises demised by such underlease inconsistent with or in breach of the Tenant's obligations in this Lease

4.9.6.2 a condition for re-entry by the underlessor on breach of any covenant by the underlessee

4.9.6.3 an absolute prohibition on any further underletting or parting with possession or sharing occupation of the premises demised by the underlease except by way of:

(a) assignment of the whole thereof; or

(b) one further underletting only of the whole thereof

4.9.6.4 a prohibition on any assignment of the whole of the premises demised by the underlease without the consent of the Landlord (which shall not be unreasonably withheld or delayed)

4.9.6.5 (in the case of an underlease granted within the last five years of the Contractual Term of this Lease (other than any underlease which is being renewed under the 1954 Act)) all such procedures as are required by sections 38(A)(3)(a) and (b) of the 1954 Act shall have been carried out prior to the grant of the underlease for the purpose of excluding in relation to that underlease the provisions of sections 24 to 28 inclusive of the 1954 Act (as amended) or any modification or re-enactment thereof

4.9.7 To enforce performance by every such underlessee of the covenants and conditions in such underlease and not to release or waive any such covenants or conditions

4.9.8 To operate and enforce all provisions for the review of rent contained in any underlease

4.9.9 Upon every application for consent required by this **Clause 4.9** to disclose to the Landlord such information as to the terms proposed as the Landlord may reasonably require

4.9.10 Not to enter into any variation of the terms of any underlease without the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) nor to accept a surrender of the same in respect of part only (as opposed to the whole) of the premises underlet

4.9.11 Nothing contained in this **Clause 4.9** shall prevent the Tenant or any undertenant without obtaining the Landlord's consent from parting with or sharing occupation of

the Premises or any part of them with any company which is a Group Company of the Tenant and in the case of a Group Company for so long only as such company remains a Group Company but in any such case only in such a way that such parting with or sharing of occupation does not create any tenancy or other interest capable of being enforced against the Landlord and provided that the Tenant promptly notifies the Landlord in writing of the name registered number and registered office of any such company in occupation from time to time

4.9.12 The Tenant shall be entitled to include within any underlease of the Premises or any permitted part of them the right to use any car parking spaces which the Tenant has the right to use under this Lease and (subject to **Clause 4.9.11**).

4.10 Registration of Documents

4.10.1 Within one month after any assignment or underlease or any transmission or other devolution relating to the Premises or any part thereof to give notice thereof to the Landlord's solicitor and to provide a certified copy of any document relating thereto and to pay to the Landlord's solicitor a reasonable fee (being not less than £40) plus VAT thereon together with any registration fee payable to any superior landlord

4.10.2 To promptly supply to the Landlord any details required by the Landlord pursuant to Section 40 of the 1954 Act and to promptly supply to the Landlord following service or receipt of the same full details of any notices given pursuant to Section 25 of the 1954 Act by the Tenant to any sub-tenant and full details of any notices received by the Tenant from any sub-tenant pursuant to Section 26 of the 1954 Act

4.11 Compliance with Statutes

To comply in all respects with and in a proper and workmanlike manner to execute all works required under the provisions of all statutes for the time being in force and the directions of any competent authority relating to the Premises or any part thereof or the use thereof or anything contained therein or the employment therein of any person and not to do or omit or suffer to be done or omitted on or about the Premises any act or thing by reason of which the Landlord and/or the Management Company may under any enactment incur or have imposed upon it or become liable to pay any levy penalty damages compensation costs charges or expenses and to indemnify and keep indemnified the Landlord and the Management Company against all claims demands costs expenses and liability in respect of the foregoing

4.12 Planning and Environmental Matters

4.12.1 Not to apply for planning permission in respect of the Premises without the Landlord's prior written consent Provided that:

4.12.1.1 such consent shall not be unreasonably withheld or delayed where the Landlord has otherwise consented to the works the subject of such planning application or where the consent of the Landlord is not otherwise required to such works pursuant to the terms of this Lease;

4.12.1.2 such consent shall not be required where the application is to be made for planning permission to exhibit signs at the Premises and/or on the Buildign Common Part or the Estate Common Parts and in respect of which the provisions of **Clause 4.16** apply

4.12.2 At all times during the Term to comply with the provisions and requirements of the Planning Acts and of any planning permissions (and the conditions thereof) relating to or affecting the Premises or the use thereof or any operations works acts or things carried out executed done or omitted thereon and to keep the Landlord and the Management Company indemnified in respect thereof Provided always that the provisions of this **Clause 4.12.2** (and the indemnity contained in **Clause 4.21**) shall not apply to the Tenant's use of the Parking Spaces (as defined in **paragraph 7 Schedule 2**) which have been initially designated for use as such within the Premises

4.12.3 Unless the Landlord otherwise directs in writing to carry out and complete before the expiration or earlier determination of the Term any work required to be carried out to the Premises as a condition of any planning permission implemented during the Term by the Tenant or any sub-tenant or their respective predecessors in title whether or not the date by which the planning permission requires such works to be carried out is during the Term and any development begun on the Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts

4.12.4 When reasonably called upon so to do to produce to the Landlord and the Landlord's Surveyor all plans documents and other evidence reasonably required by the Landlord

to satisfy itself that the Tenant's obligations in this **Clause 4.12** have been complied with

4.12.5 Not without the prior written consent of the Landlord to enter into a planning obligation in relation to the Premises for the purposes of Section 106 of the Town and Country Planning Act 1990

4.12.6 Promptly to notify the Landlord of any order direction proposal or notice under the Planning Acts served on or received by the Tenant or coming to the Tenant's notice which relates to or affects the Premises and to produce to the Landlord a copy of any such order direction proposal or notice in the Tenant's possession and not to take any action in respect of such order direction proposal or notice without the Landlord's approval (such approval not to be unreasonably withheld or delayed)

4.12.7 In relation to any act the commission or omission of which requires any consent licence or other authority under the Environmental Protection Act not to do or omit to do (as the case may be) such act without obtaining such authority and not to apply for such authority without the Landlord's prior written consent (not to be unreasonably withheld or delayed)

4.13 Easements

Not to obstruct any window light or way belonging to the Premises or to any adjoining or neighbouring premises nor acknowledge that any easement or other right for the benefit of the Premises is enjoyed by consent of any other person nor permit any new easement right or encroachment to be made into against or on the Premises and to give immediate notice to the Landlord if any easement right or encroachment against or affecting the Premises shall be made or attempted upon becoming aware of the same and at the Landlord's request and cost to adopt such means as may be reasonably required to prevent the same

4.14 Notifications

Promptly on receipt of any permission notice order or proposal relating to the Premises or the use or condition thereof given or issued by any governmental local or other public or competent authority to produce a copy of the same to the Landlord and to take all necessary steps to comply therewith and also when requested by the Landlord to make or join with the Landlord at

the Landlord's cost in making such objections and representations against or in respect of the same as the Landlord shall reasonably deem expedient but not where to do so would materially prejudice the Tenant's or any other lawful occupier of the Premises' use or enjoyment of the Premises for the Permitted Use

4.15 Defects

Promptly upon becoming aware of the same to give notice in writing to the Landlord of any defect in the state or condition of the Premises which would or might give rise to an obligation upon the Landlord to do or refrain from doing any act or thing in order to comply with any duty of care imposed upon the Landlord and at all times to give such notice and display such signs as the Landlord having regard to such duty of care reasonably requires to have displayed at the Premises

4.16 Signage

4.16.1 Not to display on or from the Premises so as to be visible from outside the Premises any sign advertisement lettering or notice of any kind except as previously approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) Provided always that such consent shall not be required for the erection and display from time to time at the Premises of directional signs of a reasonable size, style and positioning

4.16.2 Any Landlord's approval under **Clause 4.16.1** shall be subject (whether or not so expressed) to compliance by the Tenant with all statutory obligations relating to the relevant sign, advertisement, lettering or notice before commencement of installation or display

4.17 No Aerials

4.17.1 Not to erect or permit the erection of any pole or mast or any television or radio aerials or satellite dish on the exterior of any part of the Premises or in or upon the Premises other than in the roof top plant areas

4.17.2 Not to install in or upon the Premises any apparatus which is or may become part of an electronic communications network as defined by the Communications Act 2003 (as amended or varied)

4.18 **Viewing**

At all reasonable times and on reasonable prior notice permit those authorised by the Landlord in connection with any reletting sale or other dealing to enter and view the Premises without interruption

4.19 **Expenses**

To pay to the Landlord on receipt of written demand on an indemnity basis all costs charges expenses damages and losses (including but without prejudice to the generality of the foregoing legal costs bailiffs fees and surveyor's fees) properly incurred by the Landlord in relation to or incidental to (and which in the case of **Clause 4.19.4** only shall be reasonable costs properly incurred):

4.19.1 the preparation and service of a notice under Section 146 of the Law of Property Act 1925 and/or any proceedings relating to the Premises whether under Sections 146 and/or 147 of the Law of Property Act 1925 or otherwise (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under the said Section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of the said Law of Property Act 1925 and notwithstanding forfeiture is avoided otherwise than by relief granted by the Court) and to keep the Landlord fully indemnified against all costs charges expenses claims and demands whatsoever in respect of the said proceedings and the preparation and service of the said notices

4.19.2 the preparation and service of any notice or schedule relating to the repair of the Premises whether served on the Tenant during or within 3 months after the expiration or earlier determination of the Term but relating in all cases to works of repair in breach of the Tenant's covenants that occurred not later than expiry of the Term and

4.19.3 procuring the remedying of any breach of covenant on the part of the Tenant or any sub-tenant or their respective predecessors in title contained in this Lease

4.19.4 every application made by the Tenant for a consent or licence required by the provisions of this Lease whether such consent or licence is granted or properly refused or proferred subject to any proper qualification or proper condition or

whether the application is withdrawn PROVIDED THAT this shall not apply where consent is unlawfully withheld or refused

4.19.5 the recovery or attempted recovery of arrears of rent or other sums due from the Tenant

4.19.6 executing any works which are required for abating any nuisance caused by the Tenant whether or not required in obedience to a notice served by any authority or by any other person entitled to abate a nuisance

4.20 New Guarantor

To notify the Landlord within twenty eight days if:

4.20.1 any Guarantor being an individual (or if individuals any one of them) shall become bankrupt or shall make any assignment for the benefit of or enter into any arrangement with his creditors either by composition or otherwise or have any distress or other execution levied on his goods or have a receiver appointed under the Mental Health Act 1983

4.20.2 any Guarantor being an individual (or if individuals any one of them) shall die

4.20.3 any Guarantor being a body corporate (or if bodies corporate any one of them) has a winding up order made in respect of it other than a members' voluntary winding up of a solvent company for the purposes of amalgamation or reconstruction or has a receiver administrator or an administrative receiver appointed of it or is dissolved or struck off the Register of Companies or (being a body corporate incorporated outside the United Kingdom) is dissolved or ceases to exist under the laws of its country or state of incorporation

and in any such case if the Landlord so reasonably requires then at the Tenant's expense within three months of such requirement to procure that some other person or persons or body or bodies corporate reasonably acceptable to the Landlord shall execute a guarantee in the terms of **Schedule 4** with such amendments as the Landlord and the Tenant shall reasonably require in the circumstances

4.21 Indemnity

To keep the Landlord indemnified from and against all loss damage actions proceedings claims demands costs and expenses of whatsoever nature and whether in respect of any injury to or the death of any person or damage to any property movable or immovable or otherwise howsoever arising directly or indirectly from any breach of covenant on the part of the Tenant herein contained or from the use of the Premises or out of any works carried out at any time during the Term to the Premises or out of anything now or during the Term attached to or projecting from the Premises that belongs to or is the responsibility of the Tenant or as a result of any act neglect or default by the Tenant or by any sub-tenant or by their respective servants agents licensees or invitees

4.22 Yield up

At the expiration or sooner termination of the Term:

4.22.1 quietly to yield up the Premises to the Landlord with vacant possession in such state and condition as shall in all respects be consistent with due performance by the Tenant of the covenants on its part herein contained (trade or tenant's fixtures and fittings only excepted)

4.22.2 to remove all fixtures and fittings installed in the Premises during the Term (unless the Landlord agrees otherwise in writing)

4.22.3 to make good all damage caused as a result of the removal by the Tenant of any fixtures and fittings

4.22.4 to remove all signs and nameplates indicating the connection or former connection of the Tenant with the Premises

4.22.5 to apply to the Land Registry to close the registered title of this Lease and ensure that any requisition raised by the Land Registry in connection with such application is promptly dealt with and to keep the Landlord informed of the progress and completion of such application

4.22.6 to remove all of those items indicated on the Schedule of Works attached to this lease and to reinstate the Premises to a standard and condition suitable in the Landlord's reasonable opinion for the Permitted Use.

4.23 VAT

4.23.1 To pay to the Landlord and/or the Management Company (as the case may be) such VAT as may be or become payable in respect of the rents reserved by and other monies payable under and the consideration for all taxable supplies received or deemed to be received by the Tenant under or in connection with this Lease and subject to the provision by the Landlord and/or the Management Company (as appropriate) of a valid VAT invoice addressed to the Tenant

4.23.2 In every case where the Tenant has agreed to reimburse or indemnify the Landlord and/or the Management Company in respect of any payment made by the Landlord and/or the Management Company under the terms of or in connection with this Lease to reimburse in addition any VAT paid by the Landlord and/or the Management Company (as appropriate) on such payment except to the extent that the Landlord and/or the Management Company can recover such VAT as input tax

4.24 Title Matters

To observe and perform by way of indemnity only the agreements covenants and stipulations (if any) referred to in **Part 2 of Schedule 1** so far as any of the same are still subsisting and capable of taking effect and relate to the Premises and to keep the Landlord and the Management Company indemnified against all actions proceedings costs claims demands and liability in any way relating thereto Provided always that nothing contained in this Lease shall oblige the Tenant to comply with the obligations on the part of the Transferor contained in the 1997 Transfer

4.25 Landlord's Rights

To permit the Landlord at all times during the Term to exercise without interruption or interference (but strictly on the terms of this Lease) any of the rights granted to it or reserved by virtue of the provisions of this Lease

5 LANDLORD'S COVENANTS

The Landlord hereby covenants with the Tenant as follows:

5.1 Quiet Enjoyment

The Tenant paying the rents and other monies hereby reserved and performing and observing the covenants conditions and agreements on the part of the Tenant herein contained the Tenant

may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for the Landlord or by title paramount

5.2 Green Travel Plan

Subject to payment by the Tenant of any sums due pursuant to **clause 4.8.12** the Landlord shall administer the Green Travel Plan as required by the Green Travel Plan.

5.3 Estate Roads

Not to park or obstruct (by vehicles depositing materials or otherwise) or permit the parking of any vehicle upon the Estate Road (other than as permitted from time to time pursuant to **paragraph 7 of Schedule 2**) and without prejudice to the foregoing not to:

5.3.1 use the Estate Road in a manner that obstructs access by the Tenant its lawful occupiers and visitors to any part of the Premises

5.3.2 obstruct interfere with or obscure any signs properly erected and maintained by the Tenant on the Park pursuant to **paragraph 8 of Schedule 2**

5.4 Building Services

To observe and perform the covenants on its part set out in Schedule 7

6 INSURANCE

6.1 Landlord's Obligations

The Landlord covenants with the Tenant as follows:

6.1.1 At all times during the Term (subject to **Clause 6.1.2**) to insure or procure the insurance of the Building (but not any plate glass in them or any tenant's fixtures or fittings) in an insurance office of good repute upon the usual terms and conditions of such insurance office and through such agency as the Landlord may reasonably decide in respect of:

6.1.1.1 insurance against damage or destruction by the Insured Risks in a sum equal to the full reinstatement value of the Premises from time to time including:

(a) the cost of demolition shoring up and site clearance

(b) all architects' surveyors and other professional fees and incidental expenses in connection with reinstatement

(c) any fees which may be payable in respect of any necessary consents that may be required in connection with reinstatement

(d) VAT on those amounts to the extent applicable

6.1.1.2 insurance in such amount as the Landlord reasonably considers appropriate against all liability of the Landlord to third parties in respect of the Park

6.1.1.3 Loss of Rent

6.1.2 To procure that such insurance is effected at reasonably commercial and competitive rates.

6.1.3 Notwithstanding **Clause 6.1.1** the Landlord shall not be obliged to insure if and to the extent that:

6.1.3.1 insurance is not available in the London insurance market at reasonable cost and on reasonable terms or

6.1.3.2 any excess exclusion or limitation is imposed which is not standard in the market place or

6.1.3.3 the insurance is prevented or becomes void or voidable by reason of any act neglect or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority

and if the Landlord receives any commissions or other benefits for effecting or maintaining insurance under this Lease it shall not be obliged to pass the benefit of them onto the Tenant

6.1.4 Notwithstanding **Clause 6.1.1** the Landlord shall not be obliged to insure any alteration or addition made by the Tenant to the Premises until seven days after the Tenant has notified the Landlord in writing of the value of those work

6.1.5 Whenever reasonably so required by the Tenant to produce to the Tenant from time to time reasonable evidence of the terms of the Landlord's policy of insurance (and that the last premium payable in respect thereof has been paid) and the fact that the policy is subsisting and in effect

6.1.6 To notify the Tenant in writing of any change in the insurance policy from time to time which is material to the Tenant and its use and occupation of the Premises

6.1.7 To use reasonable endeavours to procure that the insurers endorse a note of the Tenant's interest in the Premises (whether specifically or by a generic noting of tenants' interests) on the policies of insurance, and to request that the insurers issue a letter waiving any rights of subrogation which the insurers might otherwise have against the Tenant its mortgagee and other persons lawfully occupying the Premises or any part of them; and

6.1.8 To use reasonable endeavours to procure that such policy or policies of insurance contain a non-invalidation clause in relation to any act or omission by the Landlord, the Tenant or any lawful undertenant so long as all relevant parties are unaware of the circumstances which would otherwise invalidate the policy

6.1.9 In case of damage or destruction to the Premises, the services thereto, the Sewage Treatment Works or the Estate Road by any of the Insured Risks to promptly institute and diligently proceed with a claim on the policy or policies of insurance and to use all reasonable endeavours to obtain all Necessary Consents to enable rebuilding or re-instatement to be carried out and to expend when lawful so to do all monies received by the Landlord (other than in respect of rent and fees) under the Landlord's insurance in or towards reinstating such damage or destruction making up any shortfall out of its own monies but if reinstatement as aforesaid shall not be permitted or possible or shall be frustrated the insurance monies shall belong to the Landlord absolutely Provided that the Landlord shall not be required to rebuild or reinstate the Premises in accordance with the previous plans sections and specification of the Premises if to do so would breach any Necessary Consent or contravene good building practice but the Landlord's obligation in such circumstances will be to rebuild and reinstate the Premises so as to provide accommodation of like standard of construction and prominence and as convenient and commodious and having substantially the same dimensions and

Gross External Area and enjoying substantially the same Amenities as that existing before the damage or destruction

6.1.10 To notify the Tenant in writing of any material change in the terms of cover from time to time and to supply a copy of any new form of policy which becomes applicable

6.1.11 In relation to any rebuilding or reinstatement of the Premises to be carried out by the Landlord pursuant to this **Clause 6**:

6.1.11.1 the Landlord shall carry out the same in a good and workmanlike manner in accordance with good building practice and all Necessary Consents and using good sound and suitable materials and the Landlord will permit the Tenant upon prior appointment to inspect and monitor the progress of such works and will take proper account of any reasonable representations made by the Tenant in relation to such works

6.1.11.2 if the Premises are wholly or substantially destroyed or damaged the Landlord shall use all reasonable endeavours to obtain duty of care deeds of collateral warranty from the contractor, the architect, the structural engineer, mechanical and electrical engineer, the quantity surveyor or so many of such professionals and any other person as are engaged to carry out material works of rebuilding or reinstatement or their design, such duty of care deeds of collateral warranty to be in a form reasonably commercially available at the time of such rebuilding or reinstatement

6.1.11.3 if the insurer of the Premises has under the terms of the policy the option to effect reinstatement rather than to pay the insurance monies to the Landlord and exercises such option, the Landlord shall use all reasonable endeavours to procure that the insurer carries out such reinstatement without avoidable delay, and shall not agree to accept anything less than full repair or restoration without the prior written consent of the Tenant (such consent not to be unreasonably withheld)

6.2 Tenant's Obligations

The Tenant covenants with the Landlord as follows:

6.2.1 To pay to the Landlord within 14 days of written demand the Building Percentage of:

6.2.1.1 all premiums from time to time paid by the Landlord for insuring the Building against loss or damage by the Insured Risks in accordance with **Clause 6.1** and

6.2.1.2 all premiums from time to time paid by the Landlord for insuring Loss of Rent and

6.2.1.3 any reasonable commercial excess deducted by insurers in respect of any claim relating to the Premises and

6.2.1.4 the proper and reasonable cost of any professional valuation of the Premises which may at any time or times be required by the Landlord (but not more than once in any 24 month period) in connection with the insurance of the Premises

6.2.1.5 the Estate Percentage of all sums which the Landlord may pay or incur in insuring in such amount and on such terms as the Landlord considers appropriate against all liability of the Landlord to third parties in respect of the Park and

6.2.1.6 the whole of any additional premium payable for the insurance of the Premises or of any other buildings from time to time erected on the Park by reason of any act or omission of the Tenant or by reason of the Tenant's trade or business or anything done or kept on the Premises being deemed a hazardous or special risk by the Landlord's insurers

6.2.2 Not to effect any separate insurance of the Premises against loss or damage by any of the Insured Risks but if the Tenant shall become entitled to the benefit of any insurance on the Premises then the Tenant shall apply all monies received by virtue of such insurance in making good the loss or damage in respect of which the same shall have been received

6.2.3 Not to do anything which in the reasonable opinion of the Landlord may make void or voidable any policy for the insurance of the Premises against the Insured Risks or render any increased or extra premium payable for such insurance (without in the latter case first having paid every such increased or extra premium) and to pay to the Landlord within 14 days of written demand any increased premium payable in respect of the Premises arising by reason of the Premises being unoccupied

6.2.4 To comply with the proper and lawful requirements of the Landlord's insurers in respect of the Premises

6.2.5 In the event of the Premises or any part thereof being destroyed or damaged by any peril whatsoever to give notice thereof to the Landlord as soon as such destruction or damage shall come to the notice of the Tenant stating whether and to what extent such destruction or damage was to the Tenant's knowledge brought about directly or indirectly by any of the Insured Risks or the Uninsured Risks

6.2.6 In the event of the Premises or any adjoining or neighbouring premises of the Landlord and/or the Management Company or any part thereof being destroyed or damaged by any of the Insured Risks and the insurance money under any insurance against the same effected thereon by the Landlord and/or the Management Company (as appropriate) being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant or any sub-tenant or their respective servants agents licensees or invitees then and in every such case the Tenant will promptly pay to the Landlord and/or the Management Company (as appropriate) the whole or (as the case may be) the irrecoverable portion of the cost (including professional and other fees and VAT) of completely rebuilding and reinstating the same

6.2.7 The Tenant shall if required by the Landlord and/or the Management Company (as appropriate) in writing either make the payment due under **Clause 6.2.6** or provide security for that payment (in an amount or form as reasonably required by the Landlord and/or the Management Company) before the Landlord and/or the Management Company (as appropriate) becomes obliged under **Clause 6.1.6** to begin reinstatement

6.2.8 To keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority may require and to maintain such equipment in efficient working order and to cause it to be inspected at reasonable intervals

6.2.9 To notify the Landlord in writing of the value of any alterations or additions or improvements which the Tenant or any undertenant proposes to make to the Premises before those works are commenced and to notify the Landlord in writing from time to time of any increase in the value of those works over and above normal indexation

6.3 Abatement of Rent and Termination

6.3.1 If the Premises, the services or access thereto, the Sewage Treatment Works or the

Estate Road shall be destroyed or damaged by any Insured Risk so as render the Premises unfit for occupation and use for the Permitted Use then (except to the extent that the insurance of the Premises shall have been vitiated by any act neglect default or omission of the Tenant or any subtenant or their respective servants agents licensees or invitees) the Rent and the Building and Estate Service Charge or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises or the damaged portion thereof or the essential accesses or services thereto shall have been reinstated so as to render the Premises fit for occupation and use for the Permitted Use and accessible and serviceable or (if earlier) until the expiration of the period of three years from the date of such destruction or damage

6.3.2 In the event that the Premises, the services thereto, the Sewage Treatment Works or the Estate Road shall not have been reinstated at the end of such period of three years from the date of such destruction or damage so as to render the Premises fit for occupation and use for the Permitted Use then either the Landlord or the Tenant may at any time thereafter (but not after the Premises have been reinstated) terminate this Lease by giving written notice to such effect to the other and upon the service of such notice the Term shall absolutely cease and determine but without prejudice to the rights of either party in relation to any antecedent breach of covenant or to any obligation of the Tenant to pay to the Landlord any excess deducted by the insurers forming the part of the Insurance Rent or any obligation under **Clause 6.2.6** (and any such sums payable shall be paid on determination of the Term if they have not already been paid) and all monies payable under the insurance policies or by the Tenant in respect of any excess or under **Clause 6.2.6** shall be paid to and belong to the Landlord absolutely

6.4 Termination following damage by Uninsured Risk

6.4.1 If the Premises, the services or access thereto, the Sewage Treatment Works or the Estate Road are damaged by an Uninsured Risk (but only to the extent that the relevant risk shall not have become an Uninsured Risk by any act default of the Tenant or any person deriving title from it or under its control) so as to render the Premises unfit for occupation and use for the Permitted Use then the following provisions of this **Clause 6.4** shall apply;

6.4.2 The Rent and the Building and Estate Service Charge or a fair proportion of them according to the nature and extent of the damage sustained, shall cease to be payable from the date when the damage occurred until:

6.4.2.1 the date on which this Lease is determined pursuant to **Clause 6.4.4.3** or **Clause 6.4.5**; or

6.4.2.2 if Landlord serves an Election Notice pursuant to **Clause 6.4.3**, the date on which the rent first hereinbefore reserved becomes payable pursuant to **Clause 6.4.4.2**;

6.4.3 The Landlord may by service of notice in writing (an **"Election Notice"**) to the Tenant given within the period of 12 months following the date of such damage or destruction (the **"Election Period"**) elect to replace the damaged parts of the Premises;

6.4.4 If the Landlord shall serve an Election Notice:

6.4.4.1 the Landlord will (subject to **Clause 6.4.4.3**) at its own cost use all reasonable endeavours to obtain any Necessary Consents and, if they are obtained, comply with the obligations on its part contained in **Clause 6.1.6** as if the damage had been caused by an Insured Risk as soon as reasonably practicable but:

(a) the Landlord's obligation to replace does not extend to any alteration or addition referred to in **Clause 6.2.9** if and to the extent the Tenant has failed to comply with that Clause;

(b) the Landlord is not liable to carry out the replacement if it is unable, having used all reasonable endeavours, to obtain every Necessary Consent to execute the relevant works;

6.4.4.2 **Clause 6.3.1** shall apply as if the Premises were incapable of occupation and use for the Permitted Use because of damage by an Insured Risk; and

6.4.4.3 if the necessary replacement work is not substantially complete prior to the expiration of the period of three years from the date of such damage or destruction the Landlord or the Tenant may by the service of written notice on the other (such notice to be served before the expiry of 3 years and 6 months from the date of such damage or destruction) forthwith determine this Lease and on the expiry of such notice this Lease shall determine but without prejudice to any accrued rights of either party.

6.4.5 If the Landlord shall not have served an Election Notice in accordance with **Clause 6.4.3** before the expiration of the Election Period or if the Landlord serves notice in writing to the Tenant irrevocably waiving its right to service an Election Notice under **Clause 6.4.3** the Landlord or the Tenant may, on the service of notice in writing given to the other within the period of 6 months following the earlier of the expiration of the Election Period and the date upon which such waiver notice was served (as the case may be), forthwith determine this Lease and on the expiry of such notice this Lease shall determine but without prejudice to any accrued rights of either party

7 MANAGEMENT COMPANY'S COVENANTS

The Management Company hereby covenants with the Tenant and as a separate covenant with the Landlord as follows:

7.1 Estates Services

To observe and perform the covenants on its part set out in **Schedule 6**

7.2 Estate Roads

Not to park or obstruct (by vehicles depositing materials or otherwise) or permit the parking of any vehicle upon the Estate Road (other than as permitted from time to time pursuant to **paragraph 7 of Schedule 2**) and without prejudice to the foregoing not to:

7.2.1 use the Estate Road in a manner that obstructs access by the Tenant its lawful occupiers and visitors to any part of the Premises

7.2.2 obstruct interfere with or obscure any signs properly erected and maintained by the Tenant on the Park pursuant to **paragraph 8 of Schedule 2**

8 PROVISOS

Provided always and it is hereby agreed and declared as follows:

8.1 Forfeiture

If and whenever any of the following situations occur:

8.1.1 the rents hereby reserved or any part thereof shall be in arrear or unpaid for twenty one days after the same shall have become due (in the case of the Rent only whether formally demanded or not)

8.1.2 there shall be any other material breach non-performance or non-observance of any of the covenants and conditions herein contained and on the part of the Tenant to be observed or performed

8.1.3 the Tenant or the Guarantor enters into an arrangement or composition for the benefit of its creditors

8.1.4 the Tenant or the Guarantor (being an individual) commits an act of bankruptcy or has an administration order made in respect of it or appears unable to pay its debts within the meaning of Section 268 of the Insolvency Act 1986

8.1.5 the Tenant or the Guarantor (being a body corporate) has a winding up order made in respect of it other than a members' voluntary winding up of a solvent company for the purposes of amalgamation or reconstruction or has a receiver administrator or an administrative receiver appointed of it or any of its assets or is dissolved or struck off the Register of Companies or (being a body corporate incorporated outside the United Kingdom) is dissolved or ceases to exist under the laws of its country or state of incorporation or appears unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986

then and in any such case it shall be lawful for the Landlord or any person authorised by the Landlord at any time thereafter to re-enter upon the Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely determine without prejudice to the rights of either party in relation to any antecedent breach of covenant

8.2 Exclusion of Use Warranty

Nothing in this Lease or in any consent granted by the Landlord under this Lease shall imply or warrant that the Premises may be used for any purpose whatsoever under the Planning Acts now or from time to time in force (including the Permitted Use) or that the Premises are or will remain otherwise fit for any such use

8.3 VAT

Except where otherwise expressly stated in this Lease all rent money or other consideration in respect of supplies for VAT purposes received or deemed to be received by the Tenant under or

in connection with this Lease is exclusive of VAT

8.4 Service of Notices

Any notice required to be served under this Lease shall be in writing and shall be properly served if it complies with the provisions of Section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962

8.5 Implied Easements

The operation of Section 62 of the Law of Property Act 1925 shall be excluded from this Lease and the only rights granted to the Tenant are those expressly set out in this Lease and the Tenant shall not by virtue of this Lease be deemed to have acquired or be entitled to and the Tenant shall not during the Term acquire or become entitled by any means whatsoever to any easement from or over or affecting any other land or premises now or at any time hereafter belonging to the Landlord and / or the Management Company and not comprised in this Lease

8.6 Disputes with Adjoining Occupiers

Any dispute arising as between the Tenant and the lessees tenants or occupiers of adjoining or neighbouring premises on the Park relating to any easement right or privilege in connection with the Premises shall be referred to the Landlord and/or the Management Company whose decision shall be binding upon all parties to the dispute (save in the case of manifest error)

8.7 Tenant's Effects

The Tenant hereby irrevocably appoints the Landlord to be its agent to store or dispose of any effects left by the Tenant on the Premises for more than fourteen days after the termination of this Lease (whether by effluxion of time or otherwise) on any terms that the Landlord thinks fit and without the Landlord being liable to the Tenant other than to account for the net proceeds of sale less the cost of storage (if any) and any other expenses properly incurred by the Landlord and the Tenant hereby agrees to indemnify the Landlord against any liability incurred by the Landlord to any third party whose property shall have been sold by the Landlord in the mistaken belief held in good faith (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant

8.8 No Waiver

8.8.1 No demand for or receipt or acceptance of any part of the rents hereby reserved or any payment on account thereof shall operate as a waiver by the Landlord of any right

which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant and the Tenant shall not in any proceedings for forfeiture be entitled to rely on any such demand receipt or acceptance as a defence

8.8.2 The return to the Tenant of any rents or other monies paid by banker's standing order as soon as reasonably practicable after receipt shall be treated as a refusal by the Landlord to accept the same and the Tenant shall not in any proceedings for forfeiture be entitled to rely on any such receipt as a defence

8.9 Jurisdiction

This Lease is and shall be governed by and construed in all respects in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts for all purposes of this Lease or any matter in connection therewith howsoever arising

8.10 Limit of Liability

8.10.1 Insofar as the Landlord and the Management Company are permitted by statute to exclude or limit liability the Landlord and the Management Company shall not be liable for any loss or damage suffered by the Tenant its lessees or any person upon the Premises or the Park or by the Premises or by any goods or property on the Premises as a result of:

8.10.1.1 any act neglect or default of any other owner occupier or tenant of any other part of the Park or their respective employees agents visitors or contractors or

8.10.1.2 caused by the stoppage breakage or defective working of the Conduits or any part of them which is beyond the reasonable control of the Landlord and/or the Management Company (Provided that the Landlord and/or the Management Company has used all reasonable endeavours to keep such period and extent of such stoppage breakage or defective working to the minimum reasonably practicable)

8.10.2 The Landlord and the Management Company shall incur no liability to the Tenant or any undertenant or any predecessor in title of either of them by reason of any approval given to or inspection made of any drawings plans specifications or works

prepared or carried out by or on behalf of any such party nor shall any such approval or inspection in any way relieve the Tenant from its obligations under this Lease

8.11 Rights of Entry

Where the Landlord or any other person exercises any rights to enter the Premises under this Lease unless specifically provided herein to the contrary:

8.11.1 the Landlord will procure that the person exercising such right will cause as little damage or disturbance as is reasonably practicable and will forthwith and at its own expense make good any damage so caused to the Premises or the Tenant's fixtures and fittings to the reasonable satisfaction of the Tenant

8.11.2 such entry shall on every occasion be under the reasonable supervision of the Tenant and

8.11.3 such entry shall be subject to such other reasonable safeguards for the Premises and its occupiers as shall reasonably be required by the Tenant

8.12 Contracts (Rights of Third Parties) Act 1999

Except where expressly provided, none of the provisions of this Lease are intended to or will operate to confer any benefit (pursuant to the Contracts (Rights of Third Parties) Act 1999) on a person who is not named as a party to this Lease

8.13 Estate Services

For so long as Pettifer Estates Limited or its successors in title to the Estate Common Parts (other than the Management Company) ("**the Developer**") retains the freehold estate in the Estate Common Parts the Developer shall be entitled (in its own sole discretion) itself to comply with its obligations on the part of Management Company contained in this Lease and perform or to procure the performance of any or all of the Estate Services in place of the Management Company and to the extent that and for so long as such circumstances shall apply references to "the Management Company" in **Schedule 6** shall be read and construed as references to the Developer and references to the Management Company's Surveyor shall be read and construed as references to any appropriately qualified person or firm appointed by or acting for the Developer including an employee of the Developer or to perform the function of a surveyor for the purposes of **Schedule 6**

8.14 Tenant's Break Right

If the Tenant desires to determine this Lease on the expiry of the 7th and 12th years of the Term (in each case the "Break Date") and gives to the Landlord not less than 6 calendar months' previous notice in writing (time being of the essence) then provided that the Tenant pays all of the rents due under this Lease and properly invoiced up to and including the expiry of the relevant Break Date, delivers vacant possession of the Premises to the Landlord on or before close of business on the Break Date and effects all necessary releases from any mortgagees and charges affecting the Property created by the Tenant at such expiration then immediately upon the Break Date this Lease and everything contained in this Lease ceases and determines but without prejudice to any claim by either party against the other in respect of any antecedent breach of any obligation contained in this Lease PROVIDED ALWAYS THAT if the Tenant shall not have completed any required works to reinstate the Premises or remedy any dilapidations at the relevant Break Date then the Lease shall continue as if notice had not been served under this clause but the Tenant may serve one further notice to terminate under this clause at any time within six months following the relevant Break Date whereupon the Break Date shall be six months from the date of service of the replacement notice and the terms of this clause shall apply mutatis mutandis AND FURTHER PROVIDED THAT if the parties are in dispute as to whether or not the Premises are in the required condition the Tenant may refer the matter to determined by an independent expert (**"the Expert**") being a chartered surveyor or person of equivalent qualification of at least ten years post-qualification experience and practice who is experienced in the letting and reinstatement of premises comparable with the Premises and to be nominated in the absence of agreement by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant and so that in the case of such expert determination the break right contained within this clause 8.14 may be operated if the Expert shall so determines and the following provisions shall apply to such Expert determination:

8.14.1 the Expert shall act as an expert (not as an arbitrator)

8.14.2 the Expert shall give to the Landlord and to the Tenant notice in writing of his appointment and shall in the notice invite the Landlord and the Tenant to submit to the Expert within a specified period their respective representations and cross-representations

8.14.3 the Expert shall:

8.14.3.1 consider any representations and cross-representations submitted to him in accordance with **Clause 8.14.2** but shall not be limited or fettered by them in any way

8.14.3.2 be entitled to rely on his own judgment and opinion

8.14.3.3 be required to state any reasons for his determination and

8.14.3.4 within six weeks after his appointment or within such extended period as the

Landlord and the Tenant may agree give to the Landlord and to the Tenant written notice of his determination and his determination shall be final and binding on the Landlord and the Tenant

8.14.4 If the Expert does not give notice of his determination within the time and in the manner referred to above or if he relinquishes his appointment or dies or if for any reason it becomes apparent that he will be unable to complete his duties under the provisions of this **Clause** 8.14 then the Landlord or the Tenant may apply for the nomination of a new independent expert in his place (and the provisions of this **Clause 8.14** will operate in relation to that application) and this procedure may be repeated as many times as may be necessary

8.14.5 In the absence of a determination by the Expert as to his fees or charges they shall be borne equally by the Landlord and the Tenant

8.14.6 If the Expert is ready to make his award but is unwilling to do so due to the failure of one party to pay its share of the costs in connection with the award the other party may serve upon the party in default a notice requiring the party in default to pay such costs within 14 days and if the party in default fails to comply with the notice the other party may pay to the Expert the costs payable by the party in default and any amount so paid by the other party shall be a debt due forthwith from the party in default to the other party together with interest at the Stipulated Rate

9 GUARANTEE

The Guarantor guarantees to the Landlord on the terms set out in **Schedule 4**

IN WITNESS whereof this document has been executed as a deed and takes effect on the date stated at the beginning of it

SCHEDULE 1

Part 1

The Premises

The premises known as Office B, being that part of the ground floor of Building 500 Abbey Park Stoneleigh Warwickshire, as is shown edged red on Plan 1 from the top surface of the concrete sub-floor to the bottom surface of the concrete ceiling including:

1. all Conduits within and exclusively serving the Premises

2. all fixtures and fittings of every kind which are from time to time in or upon the Premises (other than tenant's fittings)

3. all additions alterations and improvements to the Premises made at any time

4. the plaster finishes (including plasterboard) of exterior walls and columns;

5. the plaster finishes (including plasterboard) of the interior, structural walls and columns that adjoin another Lettable Unit or the Building Common Parts;

6. the doors and windows within the interior, structural walls and columns that adjoin another Lettable Unit or the Building Common Parts and their frames and fittings;

7. one half of the thickness of the interior, non-structural walls that adjoin another Lettable Unit or the Building Common Parts;

8. the doors and windows within the interior, non-structural walls that adjoin the Building Common Parts and their frames and fittings;

9. the glass of all windows in the exterior walls together with the internal finishes and related ironmongery;

but excluding:

10. the frames of all windows in the exterior walls save for the internal finishes and related ironmongery;

11. the whole of the interior, structural columns within that part of the Building other than their plaster finishes; and

12. all Conduits within that part of the Building but which do not exclusively serve that part of the Building.

Part 2

Matters to which the Premises are Subject

1. The covenants exceptions easements and other matters contained or referred to in Title Number WK351452 registered at the Land Registry (but excluding financial charges if any) as at 23rd May 2007.

SCHEDULE 2
Rights Granted

1. **Access and Common Parts**

The right for the Tenant its lawful undertenants and all persons expressly or by implication authorised by them (in common with the Landlord the Management Company and all other persons for the time entitled to the like right) to pass and repass with or without vehicles as appropriate over and along the roads and pavements as form part of the Estate Common Parts and the Building Common Parts and to use the Estate Common Parts and the Building Common Parts for all proper purposes in connection with the use of the Premises for the Permitted Use including (without limitation) the right at all times for the Tenant and its lawful undertenants and all persons expressly or by implication properly authorised by the Tenant or such undertenants:

1.1 to pass and re-pass with or without vehicles over the Estate Road; and

1.2 to pass and re-pass on foot only over the footpaths and pedestrian areas of the Estate Road

1.3 to locate and maintain equipment within the equipment room within the Building Common Parts subject to the Landlord's prior written consent as to the size type and location of the said equipment.

2. **Conduits**

2.1 The right (in common as above) to the free and uninterrupted passage and running of all Amenities from and to the Premises through the Conduits (subject to **Clause 8.10.1**)

2.2 The right (in common as above) to use the Sewage Treatment Works for the disposal (via the Conduits) of effluent from the Premises

2.3 The right (together with workmen and equipment, materials and appliances as may be necessary) on reasonable prior written notice (except in an emergency) to enter such part of parts of the Estate Common Parts and the Building Common Parts as may be necessary for the purpose of connecting into any of the Conduits referred to in **paragraph 2.1 of this Schedule**

3. **Support**

The right to support shelter and protection as is enjoyed by the Premises as at the date of this Lease from all other parts of the Building and the Park

4. **Nameplates**

The right to display on any boards maintained by the Landlord and/or the Management Company within the Building or on the Park for such purpose and on any totem sign which the Landlord and/or the Management Company shall erect and maintain during the Term at the entrance to the Park from Stareton Lane the name and business of the Tenant (or any permitted occupier of the Premises) in a form and manner approved by the Landlord and/or the Management Company (approval not to be unreasonably withheld or delayed)

5 **Access**

A right to enter the Building Common Parts by prior appointment (except in emergency) (such appointment not to be unreasonably denied or delayed) with or without workmen and Plant for the purpose of inspecting maintaining repairing or cleaning the Premises and any Conduits serving the same where such cannot reasonably be carried out without such entrance and subject to causing as little damage as reasonably practicable and promptly making good all damage caused

6 **CCTV**

6.1 The right (at the Tenant's own cost) to connect into and add the Tenant's own surveillance cameras (or those belonging to any lawfully permitted occupier) and any monitoring equipment to the CCTV system monitored by the Management Company subject to the Tenant paying any reasonable and proper additional costs incurred by the Management Company as a result of the connection into and monitoring of the same and subject to the Tenant agreeing in advance with the Landlord and the Management Company the method and timing of making such connection to avoid any disruption to the operation of the CCTV system on the Park (such agreement on the part of all parties not to be unreasonably withheld or delayed)

6.2 The right to place maintain renew and replace Conduits connecting the surveillance and monitoring equipment referred to in **paragraph 6.1** to the central monitoring point within the Premises Subject to the Tenant agreeing in advance with the Landlord and the Management Company the location of such conduits (such agreement on the part of all parties not to be

unreasonably withheld) and subject to the provisions of **paragraph 5** of **Schedule 3**

7 **Car Parking**

The right to park 24 (twenty four) private cars within the Parking Spaces subject to the Landlord's right to relocate the Parking Spaces from time to time to some other location within the Park which is materially no less convenient to the Tenant.

8 **Building Rights**

8.1 The right:

(a) to place a bin in the area shown on Plan 2 for the disposal of general office waste only;

(b) to use the hallways, corridors, stairways, lifts and landings of the Building Common Parts for the purposes of access to and egress from the Premises, together with the right to use the lavatories within the Building;

(c) to use and to connect into any Conduits at the Building that belong to the Landlord and serve (but do not form part of) the Premises which are in existence at the date of this lease or are installed during the perpetuity period;

(d) to enter the Building Common Parts or any other Lettable Unit so far as is reasonably necessary to carry out any works to the Premises required or permitted by this lease.

8.2 In relation to the Rights mentioned in paragraph 8.1, the Landlord may, at its discretion, change the route of any means of access to or egress from the interior of the Building and may change the area over which any of those Rights are exercised; and may from time to time designate the spaces or bins (as the case may be) in respect of which the Tenant may exercise that Right; and may, at its discretion, re-route or replace any such Conduits and that Right shall then apply in relation to the Conduits as re-routed or replaced PROVIDED THAT the alternative routes/areas/spaces or bins (as the case may be) are no less convenient or commodious to the Tenant

8.3 In exercising the Right mentioned in paragraph 8.1 (d), the Tenant shall:

(a) except in case of emergency, give reasonable notice to the Landlord and any occupiers of the relevant Lettable Unit(s) of its intention to exercise that Right;

(b) where reasonably required by the Landlord or the occupier of the relevant Lettable Unit(s), exercise that Right only if accompanied by a representative of the Landlord and/or the tenant and/or the occupier of the relevant Lettable Unit(s);

(c) cause as little damage as possible to the Building Common Parts and the other Lettable Units and to any Premises belonging to or used by the Landlord or the tenants or occupiers of the other Lettable Units;

(d) cause as little inconvenience as possible to the Landlord and the tenants and occupiers of the other Lettable Units as is reasonably practicable; and

(e) promptly make good (to the satisfaction of the Landlord) any damage caused to the Building Common Parts (or to any Premises belonging to or used by the Landlord) by reason of the Tenant exercising that Right.

8.4 Except as mentioned in this paragraph 8 neither the grant of this lease nor anything in it confers any right over the Building Common Parts or any Lettable Unit or any neighbouring Premises nor is to be taken to show that the Tenant may have any right over the Building Common Parts or any Lettable Unit or any neighbouring Premises, and section 62 of the Law of Property Act 1925 does not apply to this lease.

SCHEDULE 3

Part I
Exceptions and Reservations

1. The following rights are excepted and reserved from this lease to the Landlord for the benefit of the Building and the Park and to the extent possible, for the benefit of any neighbouring or adjoining Premises in which the Landlord acquires an interest during the Term:

(a) rights of light, air, support and protection to the extent those rights are capable of being enjoyed at any time during the Term;

(b) the right to use and to connect into Conduits at, but not forming part of, the Premises which are in existence at the date of this lease or which are installed or constructed during the Perpetuity Period;

(c) the right to install and construct Conduits on or in the Premises to serve any part of the Building (whether or not such Conduits also serve the Premises) and the right to re-route any Conduits mentioned in this paragraph;

(d) the right to develop any part of the Park and any Adjoining Property;

(e) the right to erect scaffolding at the Premises or the Building and attach it to any part of the Premises or the Building in connection with any of the Reservations;

(f) the right to attach any structure, fixture or fitting to the boundary of the Premises in connection with any of the Reservations; and

(g) the right to re-route any means of access to or egress from the Premises or the Building and/or to re-route and replace any Conduits and/or to change the areas over which the Rights are exercised

notwithstanding that the exercise of any of the Reservations or the works carried out pursuant to them result in a reduction in the flow of light or air to the Premises or the Building Common Parts or loss of amenity for the Premises or the Building Common Parts, provided that they do not materially adversely affect the use and enjoyment of the Premises for the Permitted Use.

2. The Landlord reserves the right to enter the Premises:

(a) to repair, maintain, install, construct re-route or replace any Conduits or structure relating to any of the Reservations; and

(b) to carry out any works to any other Lettable Unit;

(c) for any other purpose mentioned in or connected with:

(i) this lease;

(ii) the Reservations; and

(iii) the Landlord's interest in the Premises, the Building or the Park.

3. The Reservations may be exercised by the Landlord and by anyone else who is or becomes entitled to exercise them, and by anyone authorised by the Landlord.

4 The Tenant shall allow all those entitled to exercise any right to enter the Premises, to do so with their workers, contractors, agents and professional advisors, and to enter the Premises at any reasonable time (whether or not during normal business hours) and, except in the case of an emergency, after having given reasonable prior written notice to the Tenant.

5 **Access for Repairs**

5.1 Subject to the provisions of clause 5.2 any party exercising any of the Reservations, or its workers, contractors, agents and professional advisers shall (a) cause as little damage as practicable to the Tenant's fixtures and fittings and to the Premises (b) cause as little inconvenience as is reasonably practicable to the Tenant or other lawful occupier and (c) promptly make good any damage caused to the Premises or the Tenant's fixtures and fittings

5.2 No party exercising any of the Reservations, nor its workers, contractors, agents and professional advisors, shall be liable to the Tenant or to any undertenant or other occupier of or person at the Premises for any loss, damage, injury, nuisance or inconvenience arising by reason of its exercising any of the Reservations except for:

(a) physical damage to the Premises; or

(b) any loss, damage, injury, nuisance or inconvenience in relation to which the law prevents the Landlord from excluding liability.

6 **Redevelopment**

6.1 The right at any time after the date of this Lease to alter the layout of the Park or to increase the extent of the Park to include part or all of the Additional Park Land only and to erect build rebuild and or alter as the Landlord may think fit any buildings on the Park or on any Adjoining Property Provided that the Tenant's use and enjoyment of the Premises and the passage of light or air thereto shall not thereby be materially affected

6.2 The right from time to time acting reasonably and in the interests of good estate management to designate or re-designate areas within the Estate Common Parts (other than the Estate Road and the Sewage Treatment Works) for particular purposes Provided that at all times throughout the Term the Estate Common Parts are not materially less commodious to the Tenant's use of the Premises for the Permitted Use than as at the date of this Lease

6.3 The right to stop up or divert any Conduits or Estate Common Parts subject to a reasonable alternative being made available which alternative shall not be materially less commodious to the Tenant's use of the Premises for the Permitted Use than as at the date of this Lease and Provided further that such alternative shall be made available in a manner and at a time so as not to result in any interruption in the availability of such service or facility to the Tenant

SCHEDULE 4

Guarantee provisions

1. That the Tenant will at all times during the Term (until the Tenant is released by virtue of Section 5 of the 1995 Act from performance of such obligations) pay the rents reserved by this Lease on the days and in manner herein provided for and will duly observe and perform all the covenants and conditions contained in this Lease and on the part of the Tenant to be observed and performed and that if the Tenant shall during such period default in any respect to pay the said rents or any of them in the manner aforesaid or to observe and perform the said covenants and conditions or any of them the Guarantor will on demand fully observe perform and discharge the same and without prejudice to the generality of the foregoing the Guarantor hereby further covenants by way of primary obligation and not merely liability as a guarantor or merely collateral to that of the Tenant to pay and make good to the Landlord and / or the Management Company forthwith on written demand any losses costs damages and expenses occasioned to the Landlord and/or the Management Company arising out of or by reason of any default of the Tenant in respect of any of its obligations under the terms and provisions of this Lease during the said period or in respect of any judgment or order made against the Tenant during the said period and any neglect or forbearance on the part of the Landlord and/or the Management Company in enforcing or giving time for or other indulgence in respect of the observance or performance of any of the said agreements provisions and conditions (other than a release given under seal) and (subject to the provisions of the 1995 Act) any variation of the terms of this Lease shall not release the Guarantor from its liability under the agreements or guarantee on its part contained in this Lease

2. That if during such period as aforesaid:

   2.1 the Tenant (being an individual) becomes bankrupt or (being a company) enters into liquidation and the trustee in bankruptcy or liquidator (as appropriate) disclaims this Lease or

   2.2 the Tenant is dissolved or struck off the register and the Crown disclaims this Lease or

   2.3 the Tenant ceases to maintain its corporate existence (otherwise than by merger consolidation or other similar corporate transaction in which the surviving corporation assumes or takes over all the liabilities of the Tenant under this Lease)

the Landlord may within six months following any such event by notice in writing require the Guarantor to enter into a lease of the Premises in their then actual state or condition subject to any underlease or tenancy or other interest affecting the Premises or any part of them at that time such lease to be in the like form as this Lease for the residue of the Contractual Term unexpired at the date of such event (or which

but for any such disclaimer or other event would have remained unexpired) but with the Guarantor as tenant thereunder at the same rents and subject to the like covenants provisions and conditions as are herein contained as a substitute in all respects for the Tenant under this Lease and so that every Review Date thereunder shall occur on the same date as every Review Date hereunder shall occur or would but for any such disclaimer or other event have occurred (the said new lease and the rights and liabilities thereunder to take effect as from the date of such disclaimer or other event) and the Guarantor shall thereupon execute and deliver to the Landlord and the Management Company counterparts of the new lease in exchange for the relevant lease executed by the Landlord and the Management Company and contemporaneously therewith the Guarantor as tenant shall pay the first instalments of the rents due thereunder and the Landlord's solicitors' costs properly incurred in connection with the preparation and completion of such new lease

3. If the Landlord so requires the new lease granted pursuant to paragraph 2 above will contain an express covenant (in addition to all other covenants and provisions as mentioned or specified above) by the Guarantor (as tenant) immediately to carry out and complete at its own expense all works (whether of repair decoration or otherwise) which are required to remedy any breach of the covenants provisions and conditions of this Lease which occurred prior to the grant of such new lease

4. That if the Landlord shall not require the Guarantor to take a new lease pursuant to paragraph 2 above the Guarantor shall nevertheless in addition and without prejudice to the Guarantor's other obligations under this Lease upon written demand pay to the Landlord and the Management Company a sum equal to the rents and all other sums that would have been payable under this Lease at the times and in the manner at and in which the same would have been so payable in respect of the period of six months from and including the date of disclaimer or (if sooner) until the Landlord shall have granted a lease of the Premises to a third party or (if sooner) the expiry of the Contractual Term

5. That the Guarantor shall be jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfillment of all the Tenant's covenants conditions and other provisions contained in this Lease and the Landlord and the Management Company in the enforcement of their rights may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Lease

6. That the Guarantor waives any right to require the Landlord and/or the Management Company to proceed against the Tenant or to pursue any other remedy of any kind which may be available to the Landlord and/or the Management Company before proceeding against the Guarantor

7. That the Guarantor shall not claim in any liquidation bankruptcy administration receivership composition or arrangement of the Tenant in competition with the Landlord and/or the Management Company and shall remit to the Landlord the proceeds of all judgements and all distributions it may receive from any liquidator trustee in bankruptcy administrator administrative receiver or supervisor of the Tenant and shall hold for the sole benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant while any liabilities of the Tenant or the Guarantor to the Landlord and/or the Management Company remain outstanding

8. That this guarantee shall subsist for the benefit of the successors and assigns of the Landlord and the Management Company under this Lease without the necessity for any assignment of it

SCHEDULE 5

Requirements of Authorised Guarantee Agreement

1. The agreement shall be prepared by the Landlord's solicitors at the reasonable and proper expense of the Tenant and shall be executed and take effect as a deed

2. The agreement shall contain a clause to the effect that insofar as any provision of the agreement would prevent it being an authorised guarantee agreement within the meaning of the 1995 Act the agreement shall be read and construed and shall take effect as though that provision had not been included

3. In the agreement the Tenant shall covenant with the Landlord for the benefit of the Landlord and its successors in title and assigns the owners for the time being of the reversion immediately expectant upon the determination of the Term and those entitled to the benefit of the agreement by virtue of the 1995 Act and as a separate covenant with the Management Company that:

   3.1 at all times during the period (“**Relevant Period**”) beginning with the date on which the assignment of this Lease to the proposed assignee (“**Assignee**”) takes effect and ending when the Assignee is released by virtue of Section 5 of the 1995 Act from observance and performance thereof the Assignee will duly observe and perform all the terms conditions and covenants which by reference to the tenancy created by this Lease are tenant covenants within the meaning of the 1995 Act (“**Relevant Covenants**”)

   3.2 if the Assignee shall default in any respect duly to observe and perform the Relevant Covenants or any of them the Tenant will on demand fully observe perform and discharge the same

   3.3 if the Assignee (being a corporation) shall go into liquidation and the liquidator disclaims this Lease or is dissolved or struck off the register and the Crown disclaims this Lease or (being an individual) shall become bankrupt and the trustee in bankruptcy disclaims this Lease the Landlord may within six months following any such event by notice in writing require the Tenant to enter into a lease of the Premises in their then actual state or condition subject to any underlease or tenancy or other interest affecting the Premises or any part of them at that time such lease to be in the like form as this Lease for the residue of the Contractual Term unexpired at the date of such event (or which but for any such disclaimer would have remained unexpired) but with the Tenant as tenant thereunder at the same rents and subject to the like covenants provisions and conditions as are applicable thereto at the date of such event as a substitute in all respects for the Assignee and so that every Review Date thereunder shall occur on the same date as every Review Date under this Lease shall occur or would but for any such disclaimer

have occurred (the said new lease and the rights and liabilities thereunder to take effect as from the date of such disclaimer) and the Tenant shall thereupon execute and deliver to the Landlord and the Management Company counterparts of the new lease in exchange for the relevant lease executed by the Landlord and the Management Company and contemporaneously therewith the Tenant as tenant under the new lease shall pay the first instalments of the rents due thereunder and the Landlord's solicitors' costs properly incurred in connection with the preparation and completion of such new lease

4. Without prejudice to the generality of the foregoing the Tenant shall further covenant with the Landlord and the Management Company by way of primary obligation and not merely as a guarantor of or collateral to the liability of the Assignee to pay and make good to the Landlord and the Management Company forthwith on written demand any losses costs damages and expenses occasioned to the Landlord and/or the Management Company arising out of or by reason of any default of the Assignee in respect of any of its obligations under the Relevant Covenants during the Relevant Period

5. The agreement shall contain an agreement and declaration to the effect that any neglect or forbearance on the part of the Landlord and/or the Management Company in enforcing or giving time for or other indulgence in respect of the observance or performance of any of the Relevant Covenants (other than a release given by deed) and (subject to the provisions of the 1995 Act) any variation of the terms of the Lease shall not release the Tenant from its liability under the covenants or guarantee to be entered into by it in the agreement

SCHEDULE 6

Estate Services and Estate Service Charge

PART A

Definitions

Definitions

1 **"Additional Items"** means the matters specified in Part D of this Schedule

2 **"Annual Expenditure"** means in relation to any Financial Year the Gross Annual Expenditure for that Financial Year less the aggregate of:

2.1 (if in the Financial Year in question or in any previous Financial Year the Management Company has incurred any costs or expenses in or incidental to making good any loss or damage covered by any policy of insurance maintained by the Management Company pursuant to its obligations in this Lease) all (if any) amounts recovered by the Management Company in the

Financial Year in question pursuant to such policy of insurance (which the Management Company covenants it will use reasonable endeavours to recover);

2.2 any costs recoverable from the owners and/or occupiers of any Adjoining Property (whether pursuant to the terms of the 1997 Transfer or otherwise) in relation to their use and enjoyment of any part of the Park or the Conduits forming part of the same or (without prejudice to the generality of the foregoing) the Sewage Treatment Works

3 **"Gross Annual Expenditure"** means in relation to any Financial Year the aggregate of:

3.1 all reasonable costs expenses and outgoings whatsoever reasonably and properly incurred by or on behalf of the Management Company during that Financial Year in or incidental to providing all or any of the Services; and

3.2 all reasonable costs reasonably and properly incurred by or on behalf of the Management Company during that Financial Year in relation to the Additional Items

Provided that Gross Annual Expenditure shall not include any expenditure in respect of the following:

3.3 the construction or replacement of any Estate Road not existing on the Park at the date hereof,

3.4 the capital costs incurred by the Landlord or the Landlord's successors in title in the initial redevelopment of the Park (and associated works) and in the replacement renewal or refurbishment of any Plant (whether on or off the Park) as part of the redevelopment

3.5 any costs of the Landlord or the Landlord's successors in title and/or Management Company incurred in relation to the review of rents of any Lettable Building (and the collection of the rents and other sums due in respect of any Lettable Building)

3.6 any costs of the Landlord or the Landlord's successors in title and/or Management Company in the letting or re-letting of any Lettable Building

3.7 any costs incurred by the Landlord or the Landlord's successors in title or the Management Company in connection with or attributable to unlet or unoccupied Lettable Buildings within the Park

3.8 any costs incurred by the Landlord or the Management Company in complying with Schedule 1 and/or Schedule 4 of the Planning Agreement

3.9 any expenditure attributable to or necessitated by damage caused to any of the Insured Risks to the extent such expenditure is recoverable from the insurers and save to the extent that the Landlord's policy of insurance is rendered void if the insurer refuses to pay out as a result of the act or default of the Tenant or any undertenant or their servants or agents

3.10 any expenditure attributable to or necessitated by damage caused by any Uninsured Risk

3.11 any liability or expense for which the Tenant or other tenants or occupiers of the Park may individually be responsible under the terms of the tenancy or other arrangement by which they use or occupy the Park or for which the other tenants or occupiers of the Park would be responsible if any of the Lettable Buildings were demised by a tenancy or other arrangement containing provisions similar to those contained in this Lease

3.12 (except where such enforcement is for the benefit of the Park and the tenants as a whole) any cost relating to the enforcement of any covenants or other obligations against a tenant or other occupier of the Park

3.13 any sums or expenditure caused or necessitated by the wrongful act or default of the Landlord or the Management Company or of their servants or agents

3.14 any costs incurred in the promotion or advertising of the Park

3.15 any reserve for future expenditure (whether by way of sinking or reserved funds)

3.16 any costs incurred by the Landlord, the Developer and/or the Management Company in transferring the Estate Common Parts to the Management Company or in entering into any arrangements (whether by agreement deed or otherwise) whereby the Management Company is contracted to provide the Services or is granted rights to enter upon the Park to provide the Services

3.17 any costs incurred by the Landlord, the Developer and/or the Management Company in complying with the obligations on the part of the transferor contained in the 1997 Transfer

4 **"Initial Provisional Estate Service Charge"** means £[ ] per annum

5 **"Estate Service Charge"** means the Building Percentage of the Estate Percentage of the Annual Expenditure for the relevant Financial Year

6 **"Estate Services"** means the services facilities and amenities specified in Part C of this Schedule

PART B

Performance of the Estate Services and payment of the Estate Service Charge

1 **Performance of the Services**

1.1 The Management Company shall (subject to **paragraph 4** of this Schedule) perform the Estate Services in the manner required by **paragraph 1.2** throughout the Term provided that the Management Company shall not be liable to the Tenant in respect of any failure or interruption in any of the Estate Services by reason of necessary repair replacement or maintenance of any Plant or other apparatus or their damage or destruction or by reason of mechanical or other defect or breakdown or frost or other inclement conditions or shortage of fuel materials water or labour or any other cause beyond the Management Company's reasonable control Provided and to the extent that:

1.1.1 any such failure or interruption could not reasonably have been prevented or shortened by the exercise of proper care and attention by the Management Company or those undertaking the Services on behalf of the Management Company and

1.1.2 the Management Company uses reasonable endeavours to restore the Services in question as soon as reasonably practicable

1.2 In carrying out the Estate Services and incurring the Annual Expenditure the Management Company will at all times throughout the Term provide the Estate Services in an efficient and economic manner to a high standard in accordance with the principles of good estate management and for the benefit of the tenants at the Park as a whole

1.3 The Tenant or other lawful occupier shall have the right to make representations to the Management Company (to which the Management Company shall have due regard acting in accordance with the principles of good estate management) as to the extent and nature of the Estate Services provided to the Park from time to time

2 **Payment of the Service Charge**

2.1 The Management Company shall as soon as practicable after each Computing Date prepare an account which shall be certified by the Management Company's Surveyor showing the Gross Annual Expenditure and the Annual Expenditure for the Financial Year ending on that Computing Date and containing a fair summary (by way of itemised heads of expenditure) of the expenditure referred to in it

2.2 The Tenant shall pay for the period from the date of commencement of the Term to the Computing Date next following the date of this Lease the Initial Provisional Estate Service Charge the first payment being a proportionate sum in respect of the period from and including [ ] to and including the day before the next Rent Day to be paid on the date of this Lease the subsequent payments to be made in advance on the relevant Rent Days in respect of the relevant quarters

2.3 The Tenant shall pay for the next and each subsequent Financial Year a provisional sum calculated upon a fair written estimate (containing itemised heads of expenditure) by the Management Company's Surveyor (acting as an expert and not as an arbitrator) of what the Annual Expenditure is likely to be for that Financial Year by four equal quarterly payments on the Rent Days PROVIDED THAT such written estimate has been provided to the Tenant no later than one week before the first Rent Day of each Financial Year and if not, the Tenant shall on each relevant Rent Day (until receipt of such written estimate for the relevant Financial Year) pay on the account Service Charge at the same rate as that which was previously notified to it by the Management Company's Surveyor in respect of the previous Financial Year

2.4 If the Estate Service Charge for any Financial Year:

2.4.1 exceeds the provisional sum for that Financial Year the excess shall be due to the Management Company within 14 days of written demand or

2.4.2 is less than such provisional sum the overpayment shall be credited to the Tenant against the next quarterly payment of the Service Charge or (in the case of the Financial Year determining on the expiration or sooner determination of the Term) shall be promptly repaid to the Tenant on such expiry or determination

3 **Service Charge Records**

The Management Company shall promptly following written request made by the Tenant within two months of delivery of the account referred to in **paragraph 2.1** provide to the Tenant at the Tenant's cost copies of the Service Charge records vouchers accounts and all relevant correspondence and all tenders and tender offers in respect of maintenance and management contracts relating to the relevant Financial Year

4 **Variations**

4.1 The Management Company may withhold add to extend vary or make any alteration in the rendering of the Estate Services or any of them from time to time if the Management Company in its reasonable discretion deems it desirable to do so in the interests of good estate management and of the tenants of the Park as a whole

4.2 If at any time the provision of certain of the Estate Services or cost of consumables is attributable to particular tenants or owners at the Park the Management Company shall acting reasonably exclude such items from the Annual Expenditure and charge them to the particular tenants or owners according to user and where any such items are charged to the Tenant the Tenant shall pay for them within 7 days of receipt of written demand

5 **Unbudgeted expenditure**

If the Management Company is required during any Financial Year to incur exceptional expenditure being expenditure not anticipated in the then current provisional sum which forms part of the Estate Service Charge then:

5.1 the Management Company will give to the Tenant such advance notice (if any) as is reasonably practicable of the need to incur together with details of such expenditure;

5.2 as soon as such expenditure has been incurred the Estate Percentage of it will be deemed to form part of the Estate Service Charge and the Tenant will pay within 21 days of receipt of written demand such proportion or proportions of it as would have been payable by way of advance payments as at the date of such demand if the amount of such expenditure had been incorporated in the relevant provisional sum and the remainder of such expenditure shall be added to future advance payments to be made during the remainder of the Financial Year

PART C

The Estate Services

1. Maintaining repairing and (when beyond economic repair) renewing or replacing (including as often as necessary the periodic inspection and examination of) the Estate Common Parts and providing replacing repairing and (when beyond economic repair) renewing improving and maintaining any Plant used in the repair and maintenance of the Estate Common Parts (including snow clearance and applying salt and/or grit)

2. Maintaining, repairing, replacing (by way of repair) resurfacing, cleaning and keeping open and free from obstruction the Estate Road and all access and estate roads and footpaths, paving, ramps and car parking areas laid out on the Estate Common Parts and available for passage, access and parking

3. Lighting to an adequate and sufficient standard throughout such periods of the day and night as may be requisite the Estate Road and all appropriate parts of the Estate Common Parts

4. Taking all appropriate steps to clean on a regular basis the Estate Common Parts including provision for the maintenance of all stonework grouting general maintenance and drain clearance

5. Painting cleaning or otherwise treating all the external and internal parts of any buildings or parts of buildings comprised within the Estate Common Parts and which are reasonably and properly required for the carrying out of the Estate Services

6. Maintaining landscape features and other decorative items in good order and condition including the replacement (when necessary) and maintenance of plants shrubs trees grassed areas and flowers in the Estate Common Parts and any landscaped or grassed areas which form part of the Premises or any other Lettable Building in good order and condition and properly watered cultivated and planted including where appropriate or necessary replanting and in any event so as to comply with the Landscape Management Plan

7. Maintaining repairing cleansing emptying draining and (when beyond economic repair) renewing all of the Conduits (except those that are within and solely serve the Premises or any other Lettable Buildings and excepting also those whose maintenance is the responsibility of the relevant supplier or suppliers of utilities or any utility authority or authorities)

8. Providing foul drainage from the Premises via the Sewage Treatment Works and associated Conduits and maintaining the same and complying with the Consent to Discharge ("Consent") issued in relation to the Sewage Treatment Works by the Environment Agency on 6 August 2003 and ensuring there is sufficient capacity available under the terms of the Consent for the discharge of effluent from the Premises

9. Collecting and disposing of litter and refuse from the Park (but not any Lettable Building) and the provision repair maintenance (when beyond economic repair) renewal of skips receptacles and other plant or equipment for the collection treatment packaging or disposal of the same

10. Providing maintaining and monitoring such appropriate traffic control and security systems and installations as the Landlord and/or the Management Company acting reasonably may deem appropriate or necessary in respect of the Park and which shall in any event include (but not by way of limitation) a CCTV system, a manned security barrier at the entrance to the Park and employing security personnel and providing an appropriate 24 hour (including at weekends and on Bank Holidays) manned security for the Park

11. Taking such steps as may be necessary for the control of pests and vermin and any other steps necessary to safeguard the health and safety or persons using the Park

12. Effecting insurance against third party employers and public liability in respect of the Estate Common Parts which are consistent with good estate management

13. Effecting such further insurances as the Landlord and/or the Management Company shall reasonably consider necessary or expedient in respect of the Estate Common Parts and which are consistent with good estate management

14. Carrying out such other works and providing such other services as the Landlord and/or Management Company shall reasonably consider ought to be carried out and provided for the benefit of the Park and the Tenant and the tenants or other occupiers of other Lettable Buildings and in accordance with the principles of good estate management

15. Providing estate management services at the Park from an estate office situate within the Park

16. Complying with the terms of the Green Travel Plan (save to the extent such compliance is the responsibility of the Tenant pursuant to **Clause 4.8.12** or of any owner or occupier of any other Lettable Part)

17. Complying with the terms of **Schedule 2 and 3** (save as in paragraph 16 above) to the Planning Agreement

PART D

The Additional Items

1. The reasonable and proper fees and expenses reasonably and properly incurred of:

1.1 All surveyors managing agents (whether or not the Management Company's Surveyor) and accountants in connection with the management of the Park and the preparation collection and audit of the Annual Expenditure payable by the Tenant and service charges payable by other owners tenants and occupiers of the Park; or

1.2 Any individual firm or company employed or retained by the Management Company to perform (or in connection with) any of the Estate Services; or

1.3 The Management Company in itself performing any of the functions or duties referred to in Paragraphs 1.1 and 1.2 above

But the fees of the managing agents (whether or not the Management Company or the Management Company's Surveyor) in respect of the general management of the Park and included in the Annual Expenditure shall not in any Financial Year exceed 10% of the Annual Expenditure (net of VAT) in such Financial Year excluding such managing agents fees and insurance costs

2 The reasonable and proper cost of employing such staff as the Management Company may reasonably and properly deem necessary or desirable for the performance of the Estate Services and the other functions and duties referred to in Paragraph 1 above and all other reasonable and proper incidental expenditure in relation to such employment including (but not by way of limitation) insurance pension and welfare contributions any provision of uniforms and working clothing transport facilities and benefits in kind and the provision of vehicles tools appliances cleaning and other material fixtures fittings and other equipment for the proper performance of their duties

3 The reasonable and proper cost of taking all steps reasonably deemed necessary by the Management Company for complying with making representations against or otherwise contesting the incidence of the provisions of any legislation affecting or likely to affect the Park or any part of it for which any owner tenant or occupier of any Lettable Part is not directly and exclusively liable

4 The reasonable and proper cost to the Management Company of abating any nuisance in respect of the Park or any part of it insofar as the same is not the liability of any owner tenant or occupier of any Lettable Part

5 All rates and other outgoings assessed charged or imposed upon or payable in respect of the Estate Common Parts and there shall be treated as expenditure by the Management Company for the purposes of this provision a fair notional rent accruing from day to day as determined by the Management Company's Surveyor acting reasonably for such management offices or other building or part of such building as is exclusively used or occupied in connection with the management of the Park

6 The reasonable and proper expense of supplying to the owners tenants and occupiers of the Park any regulations relating to the Park

7 The reasonable and proper costs including interest and bank charges (at commercially competitive rates) in respect of borrowing to finance the Annual Expenditure

8 The proper costs where these cannot be recovered from another party of enforcing any claim or taking or defending any proceedings that the Management Company may at its discretion take or defend in relation to the Estate Services including (for example) against contractors consultants architects consulting engineers surveyors or others employed or engaged in connection with the Estate Services

9 All other reasonable costs reasonably and properly incurred by the Management Company in connection with the provision of the Estate Services and in accordance with the principles of good estate management

SCHEDULE 7

Building Services and Building Service Charge

1. The **Building Services** are:

(a) cleaning, maintaining and repairing the Building Common Parts including all Conduits forming part of the Building Common Parts;

(b) cleaning the outside of the windows of the Building;

(c) lighting the Building Common Parts and cleaning, maintaining, repairing and replacing (where reasonably necessary) lighting machinery and equipment on the Building Common Parts;

(d) cleaning, maintaining, repairing and (where reasonably necessary) replacing refuse bins on the Building Common Parts;

(e) cleaning, maintaining, repairing and (where reasonably necessary) replacing the Landlord's signage for the Building Common Parts;

(f) cleaning, maintaining, repairing, operating and (where reasonably necessary) replacing security machinery and equipment (including CCTV) on the Building Common Parts;

(g) cleaning, maintaining, repairing, operating and (where reasonably necessary) replacing fire prevention, detection and fighting machinery and equipment and fire alarms on the Building Common Parts;

(h) cleaning, maintaining, repairing and (where reasonably necessary) replacing a signboard (upon which the Tenant and other occupiers of the Building may display at its own cost a suitable logo in the entrance hall of the Building;

(i) cleaning, maintaining, repairing and (where reasonably necessary) replacing the lifts and lift machinery and equipment on the Building Common Parts;

(j) decorating the internal areas of the Building Common Parts;

(k) cleaning, maintaining, repairing and (where reasonably necessary) replacing the floor coverings on the internal areas of the Building Common Parts;

(l) cleaning, maintaining, repairing and (where reasonably necessary) replacing the furniture and fittings on the Building Common Parts;

(m) cleaning, maintaining, repairing and (where reasonably necessary) replacing the furniture, fittings and equipment in the lavatories in the Building Common Parts and providing hot and cold water, soap, paper, towels and other supplies for them;

(n) heating the internal areas of the Building Common Parts and cleaning, maintaining, repairing and (where beyond economic repair) replacing heating machinery and equipment serving the Building Common Parts;

(o) any other service or amenity that the Landlord may, at its reasonable discretion, acting in accordance with the principles of good estate management, provide for the benefit of the tenants and occupiers of the Building.

2. The **Building Service Costs** are the total of:

(a) the whole of the costs of:

(i) providing the Building Services;

(ii) the supply and removal of electricity, gas, water, sewage and other utilities to and from the Building;

(iii) complying with the recommendations and requirements of the insurers of the Building (insofar as those recommendations and requirements relate to the Building Common Parts);

(iv) complying with all laws relating to the Building Common Parts, their use and any works carried out at them, and relating to the use of all Conduits, machinery and equipment at or serving the Building Common Parts and to any materials kept at or disposed of from the Building Common Parts;

(v) taking any steps (including proceedings) that the Landlord considers necessary to prevent or remove any encroachment over the Building Common Parts or to prevent the acquisition of any right over the Building Common Parts (or the Building as a whole) or to remove any obstruction to the flow of light or air to the Building Common Parts (or the Building as a whole);

(b) the costs, fees and disbursements (on a full indemnity basis) of:

(i) managing agents employed by the Landlord for the carrying out and provision of the Building Services or, where managing agents are not employed, a management fee for the same; and

(ii) accountants employed by the Landlord to prepare and audit the service charge accounts;

(c) the costs of the salaries and employer costs (including pension, welfare and insurance contributions) and uniforms of cleaning and maintenance staff for the Building and of all equipment and supplies needed for the proper performance of their duties;

(d) all rates, taxes and impositions payable in respect of the Building Common Parts, their use and any works carried out on them (other than any taxes payable by the Landlord in connection with any dealing with or disposition of its reversionary interest in the Building); and

(e) any VAT payable by the Landlord in respect of any of the items mentioned above except to the extent that the Landlord is able to recover such VAT.

PROVIDED THAT where any cost has already been included in the Estate Service Charge it shall not be included in the Building Service Charge and further provided that the Building Service Charge shall not include the costs of rectifying damage by the Insured Risks (save to the extent that payment of any insurance monies is withheld by reason of or arising out of any act omission neglect or default of the Tenant or any such sub-tenant or their respective servants agents licensees or invites) nor by any Uninsured Risk (but only to the extent that the relevant risk shall not have become an Uninsured Risk due to any act of default of the Tenant or any person deriving title from it or under its control)

3. Subject to the Tenant paying the Building Service Charge, the Landlord shall use its reasonable endeavours:

(a) to repair the Building Common Parts;

(b) to provide ventilation to the internal areas of the Building Common Parts and the Premises during such periods of the year as the Landlord considers appropriate;

(c) to provide water to and relevant drainage from the Premises;

(d) to keep the internal areas of the Building Common Parts clean, and to clean the outside of the windows of the Building as often as the Landlord considers appropriate;

(e) to keep the internal areas of the Building Common Parts reasonably well lit;

(f) to supply hot and cold water, soap, paper, towels and other supplies for the lavatories in the Building Common Parts; and

(g) to keep the lifts in reasonable working order.

4. The Landlord may, but shall not be obliged to, provide any of the other Building Services. The Landlord shall not be obliged to carry out any works where the need for those works has arisen by reason of any damage or destruction by a risk against which the Landlord is not obliged to insure, subject to the provisions of clause 6.4 of this lease

5. The Landlord shall not be liable for:

(a) any interruption in, or disruption to, the provision of any of the Building Services for any reason that is outside the reasonable control of the Landlord; or

(b) any injury, loss or damage suffered by the Tenant as a result of any absence or insufficiency of any of the Building Services or of any breakdown or defect in any Conduits, except where due to the negligence of the Landlord.

6. Before or as soon as possible after the start of each Financial Year, the Landlord shall prepare and send the Tenant an estimate of the Building Service Costs for that Financial Year and a statement of the estimated Building Service Charge for that Financial Year.

7. The Tenant shall pay the estimated Building Service Charge for each Financial Year in four equal instalments on each of the Rent Days.

8. In relation to the Financial Year current at the date of this lease, the Tenant´s obligations to pay the estimated Building Service Charge and the actual Building Service Charge shall be limited to an apportioned part of those amounts, such apportioned part to be calculated on a daily basis for the period from the date of this lease to the end of the Financial Year. The estimated Building Service Charge for which the Tenant is liable shall be paid in equal instalments on the date of this lease and the remaining Rent Days during the period from the date of this Lease until the end of the Financial Year.

9. As soon as reasonably practicable after the end of each Financial Year, the Landlord shall prepare and send to the Tenant a certificate showing the Building Service Costs and the Building Service Charge for that Financial Year.

10. If any cost is omitted from the calculation of the Building Service Charge in any Financial Year, the Landlord shall be entitled to include it in the estimate and certificate of the Building Service Charge in any following Financial Year during the Term. Otherwise, and except in the case of manifest error, the Building Service Charge certificate shall be conclusive as to all matters of fact to which it refers.

11. If, in respect of any Financial Year, the Landlord´s estimate of the Building Service Charge is less than the Building Service Charge, the Tenant shall pay the difference within 7 days of receipt of written demand. If, in respect of any Financial Year, the Landlord´s estimate of the Building Service Charge is more than the Building Service Charge, the Landlord shall credit the difference against the Tenant´s next instalment of the estimated Building Service Charge (and where the difference exceeds the next instalment then the balance of the difference shall be credited against each succeeding instalment until it is fully credited) or, if the Lease has been determined or otherwise ended, such monies shall be paid to the Tenant within 28 days

SCHEDULE 8

Rent Review

1. In this Schedule, the **President** is the President for the time being of the Royal Institution of Chartered Surveyors or a person acting on his behalf, and the **Surveyor** is the independent valuer appointed pursuant to paragraph 7.

2. The amount of Rent shall be reviewed on the Review Date to the greater of:

(a) the Rent payable immediately before the Review Date (or which would then be payable but for any abatement or suspension of the Rent or restriction on the right to collect it); and

(b) the open market rent agreed or determined pursuant to this clause.

3. The open market rent may be agreed between the Landlord and the Tenant at any time before it is determined by the Surveyor.

4. If the open market rent is determined by the Surveyor, it shall be the amount that the Surveyor determines is the Rent (exclusive of any VAT) at which the Premises could reasonably be expected to be let:

(a) in the open market;
(b) at the Review Date;
(c) on the assumptions listed in paragraph 5; and
(d) disregarding the matters listed in paragraph 6.

5. The assumptions are:
(a) the Premises are available to let in the open market:
(i) by a willing lessor to a willing lessee (which may be the Tenant);
(ii) as a whole;
(iii) with vacant possession;
(iv) without a fine or a premium;
(v) for a term of ten years; and
(vi) otherwise on the terms of this lease other than as to the amount of the Rent but including a provision for review of the Rent on the last day of the Contractual Term;

(b) the willing lessee has had the benefit of any rent-free or other concession or contribution which would be offered in the open market at the relevant Review Date to reflect the need to fit out the Premises;

(c) the Premises may lawfully be used, and is in a physical state to enable it to be lawfully used, by the willing lessee (or any potential undertenant or assignee of the willing lessee) for any purpose permitted by this lease namely the Permitted Use together with laboratory use for such period as the Tenant is Bio-Analytical Systems Limited or any Group Company thereof;

(d) the Landlord and the Tenant have fully complied with their obligations in this lease;

(e) if the Premises or any other part of the Building or any Conduits serving the Premises, has been destroyed or damaged, it has been fully restored;

(f) no work has been carried out on the Premises or any other part of the Building that has diminished the rental value of the Premises;

(g) any fixtures, fittings, machinery or equipment supplied to the Premises by the Landlord that have been removed by or at the request of the Tenant, or any undertenant or their respective predecessors in title (otherwise than to comply with any law) remain at the Premises; and

(h) the willing lessee and its potential assignees and undertenants shall not be disadvantaged by any actual or potential election to waive exemption from VAT in relation to the Premises.

6. The matters to be disregarded are:

(a) any effect on rent of the fact that the Tenant or any authorised undertenant or their respective predecessors in title has been in occupation of the Premises;

(b) any goodwill attached to the Premises by reason of any business carried out there by the Tenant or by any authorised undertenant or by any of their predecessors in business;

(c) any effect on rent attributable to any physical improvement to the Premises carried out pursuant to the Agreement for Lease dated [ ] made between Pettifer Estates Ltd (1) Bio-Analytical Systems Ltd and (3) Bio-Analytical Systems Inc or after the date of this lease, by or at the expense of the Tenant or any authorised undertenant with all necessary consents, approvals and authorisations and not pursuant to an obligation to the Landlord (other than an obligation to comply with any law);

(d) any effect on rent of any obligation on the Tenant to fit out the Premises or to reinstate the Premises to the condition or design it was in before any alterations or improvements were carried out; and

(b) any statutory restriction on rents or the right to recover them.

7. The Landlord and the Tenant may appoint an independent valuer at any time before either of them applies to the President for an independent valuer to be appointed. The Landlord or the Tenant may apply to the President for an independent valuer to be appointed at any time after the date which is three months before the Review Date. The independent valuer shall be an associate or fellow of the Royal

Institution of Chartered Surveyors.

8. The Surveyor shall act as an expert and not as an arbitrator.

9. If the Surveyor dies, delays or becomes unwilling or incapable of acting, then either the Landlord or the Tenant may apply to the President to discharge the Surveyor and paragraph 7 shall then apply in relation to the appointment of a replacement.

10. The fees and expenses of the Surveyor and the cost of the Surveyor's appointment and any counsel's fees incurred by the Surveyor shall be payable by the Landlord and the Tenant in the proportions that the Surveyor directs (or if the Surveyor makes no direction, then equally). If the Tenant does not pay its part of the Surveyor's fees and expenses within ten working days after demand by the Surveyor, the Landlord may pay that part and the amount it pays shall be a debt of the Tenant due and payable on demand to the Landlord. The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review.

11. If the revised Rent has not been agreed by the Landlord and the Tenant or determined by the Surveyor on or before the Review Date, the Rent payable from the Review Date shall continue at the rate payable immediately before that Review Date. On the date the revised Rent is agreed or the Surveyor's determination is notified to the Landlord and the Tenant, the Tenant shall pay:

(a) the shortfall (if any) between the amount that it has paid for the period from the Review Date until the Rent Day following the date of agreement or notification of the revised Rent and the amount that would have been payable had the revised Rent been agreed or determined on or before the Review Date; and

(b) interest at three percent below the Stipulated Rate on that shortfall calculated on a daily basis by reference to the Rent Days on which parts of the shortfall would have been payable if the revised Rent had been agreed or determined on or before the Review Date and the date payment is received by the Landlord.

12. Time shall not be of the essence for the purposes of this clause.

13. No guarantor shall have any right to participate in the review of the Rent.

14. As soon as practicable after the amount of the revised Rent has been agreed or determined, a memorandum recording the amount shall be signed by or on behalf of the Landlord the Tenant and the Guarantor and endorsed on or attached to this lease and its counterpart. The Landlord and the Tenant

shall each bear their own costs in connection with the memorandum.

BUILDING 500, ABBEY PARK, STONELEIGH

FIT-OUT WORKS FOR SUITE B (BASi) (implemented by developer under the Building Contract) And scope of reinstatement required on termination or assignment of lease.

The specification for reinstatement is, unless otherwise stated, to the Base Build Developer's Specification (as attached to the Agreement for Lease). The Landlord may (at its complete discretion) elect for some works to be left in situ and will so advise the Tenant in writing on request.

	Description of work	Reinstatement requirement
	External Works	
1	Foundation base (as part of plant slab) to accommodate nitrogen tank (tank size assumed to be 3.2m dia x 3.66m high as supplied by Air Products)	
2	Brickwork enclosure with timber/felt roof (within plant compound for storage of waste bottles etc) with timber painted louver double doors, hasp and padlock	
3	Single pedestrian gate to compound	
4	Accessible service duct from tenant plant enclosure to "chimney" riser	
5	Grasscrete access route from infrastructure road to rear pathway	
6	Additional pathway area in front of access doors	
7	2 no. stainless steel retractable bollards in front of doors	
	Building Envelope	
8	Brickwork and flat metal panel cladding enclosed "chimney" riser for vertical ducts and ground level duct/fan system with associated slab, foundation and cowl/alterations to eaves at roof level to suit. Brickwork and cladding to match main elevations, fully tied in.	Reduce height of chimney to roof line and cap over with matching roofing materials. Remove internal ducts, fans and other mechanical plant.
9	External grade powder coated steel framed and faced double doors to "chimney" riser and fan enclosure	
10	External double doors to rear elevation in matching system to windows but with metal faced panels in lieu of glass.	Reinstate glazed panels to match curtain walling
11	Fire exit door to have powder coated metal faced panels in lieu of glass	
12	One-way film to all windows	Remove

	Internal Walls, Doors and Finishes	
13	215 thk blockwork walls to Archive Room, taken from slab to structural soffit, fully sealed to achieve 4-hour fire protection. Fair-faced, fair pointed and painted (1 mist, 2 coats emulsion) to inside face, plastered and painted (1 mist, 2 coats emulsion) to outside face	Remove
14	Metal jumbo stud partitions, with plasterboard facing, taped, plaster skimmed and painted 1 mist coat and 2 coats emulsion from raised access floor to suspended ceiling. Walls around "-20 Freezer" to be slab to structural soffit. Walls in corridor to be slab to structural soffit ½-hour fire protected.	Remove
15	Softwood painted (primed, undercoat & 2 gloss coats) timber framed fixed window lights (single glazed) in wall between Laboratories and Lab Office from 1100 to 2300.	Remove
16	Painted softwood skirtings (120mm high; primed, undercoat & 2 gloss coats) to all internal partition walls except areas where vinyl skirtings are specified	Remove
17	Doorsets (to match hardwood core area doorsets in Base Build spec) to all doors off main corridor (except Archive Room), with glazed side panels (450mm wide x full height) and glazed over-panels (door width up to suspended ceiling) all with adjustable Venetian blinds.	Remove
18	Doorset to Archive Room to match hardwood core area doorsets in Base Build spec but with no vision panels. Doors to achieve 4-hour fire protection. (Contractor's Proposals: 2 single 2-hour doors back-to-back have been allowed for in lieu of 1 pair of 4-hour).	Remove
19	Doorsets (to match painted riser doorsets in Base Build spec) in all other locations but with vision panels to upper half of door and painted metal sheet facing to lower half (both sides up to 1200mm)	Remove
20	Raised access floor system to be omitted to area occupied by "–20 Freezer"	Reinstate raised floor and carpet as in base spec
21	Suspended ceiling system to be omitted to area occupied by "–20 Freezer"	Reinstate ceiling system as in base spec.
22	Suspended ceiling system to be omitted to Archive Room.	Reinstate ceiling system as in base spec.
23	Sheet vinyl flooring [Polyflor Polysafe Design] on 4mm ply sheeting (in lieu of carpet) to Freezers Room with matching coved skirtings, all fully sealed. Skirtings to be fixed around "–20 freezer" unit.	Remove and reinstate carpet

24	Sheet vinyl flooring [Polyflor Polysafe Design] on 4mm ply sheeting (in lieu of carpet) to Laboratories with matching coved skirtings, all fully sealed.	Remove and reinstate carpet
25	Sheet vinyl flooring [Polyflor Polysafe Design] on 4mm ply sheeting (in lieu of carpet) to Goods In/Out with matching coved skirtings, all fully sealed.	Remove and reinstate carpet
26	Sheet vinyl flooring [Polyflor Polysafe Design] on 4mm ply sheeting (in lieu of carpet) to Kitchenette area with matching coved skirtings, all fully sealed	Remove and reinstate carpet
27	Metal tiled suspended ceiling [Armstrong Orcal Premium] (in lieu of Dune Plus) to Laboratories	Reinstate ceiling system as in base spec.
28	Metal tiled suspended ceiling [Armstrong Orcal Premium] (in lieu of Dune Plus) to Freezers Room.	Reinstate ceiling system as in base spec.
29	Painted floor finish to Freezer Room under "-20 Freezer" and raised access floor.	
30	Painted finish to soffit in Archive Room.	Reinstate ceiling system as in base spec.
31	Eggshell paint finish to walls in Laboratories in lieu of emulsion	Paint with emulsion
	Fixtures & Fittings	
32	Kitchenette in Break-Out comprising floor and wall units with melamine faced worktop [Magnet range Juno], stainless steel sink/drainer unit, space for dishwasher and fridge, all associated drainage, power supplies, cold water supply, hot water heater, hot water heater/dispenser for boiled drinking water etc	Remove
33	Wash-hand basin [Armatige Shanks Portman 500 with lever handles] to Laboratories area with cold water supply, hot water supply and drainage.	Remove
34	Laboratory standard 2-bowl / 2 drainer stainless steel sink unit with integral frame/legs and space for dish-washing facilities to Laboratories area with cold water supplies, hot water supplies and drainage (dish-washers by others).	Remove
35	Wash-hand basin [Armitage Shanks Portman 500 with lever handles] to Bio-Hazard Room with cold water supply, hot water supply and drainage.	Remove

	Services Installations – Mechanical	
36	Amendments to VRV heating/cooling to accommodate partitions	Reinstate to suit standard open plan office layout
37	Enhanced VRV to accommodate increased heat dissipation from Mass Spectrometers in Laboratories area and "–80 freezers" in Freezer Room.	
38	Enhanced VRV to accommodate increased heat dissipation in server room	
39	Amendments to fresh air system to accommodate partitions	Reinstate to suit standard open plan office layout
40	Enhanced fresh air make up system to accommodate extract ventilation in Freezer Room and Laboratories area	
41	Omit VRV heating & cooling and fresh air to Archive Room	Reinstate VRV heating and cooling to Archive Room
42	Containment for condensate pipework from "-20 Freezer" to accessible duct (freezer, pipework and condenser plant all by others)	Remove
43	Exhaust ductwork systems from 4 no. fume hoods in Laboratories, all routed in ceiling back to "chimney" flue with individual fan systems.	Remove
44	Exhaust ductwork systems from Bio Cabinet in Bio-Hazard Room and Drought-Down Table in Freezer Room all routed in ceiling back to louvers with associated fan systems.	Remove
45	Exhaust extract system from 9 no. "Mass Spectrometer" positions at dado level routed back to "chimney" flue with associated fan system.	Remove
46	Nitrogen pipework network from tank in compound to 9 no. "Mass Spectrometer" positions and 4 no. fume hoods in Laboratories, routed via walls at dado level and from ceilings to isolated locations fixed to power poles	Remove
47	FM200 gas suppression system to Archive Room	Remove
48	Extended cold water services to kitchenette and sink/basin locations	Remove to sink/basin locations only
49	Extended foul water drainage to serve kitchenette and sink/basin locations	Remove or cap as landlord instructs to sink/basin locations only

	Services Installations – Electrical	
50	Additional tenant distribution boards and cabling (if required)	Remove if so instructed
51	Amendments to lighting, switching and emergency lighting to accommodate partitions	Reinstate to suit open plan layout
52	Amendments to fire alarm system to accommodate partitions	Reinstate to suit open plan layout
53	Amendments to V&D containment system to accommodate partitions (part ceiling baskets, part floor baskets)	Reinstate to suit open plan layout
54	Floor box layout to suit tenant's requirements (all floor boxes to comprise 2 double sockets, 4 voice/data RJ45 sockets fitted) together with amendments to busbar system to suit.	Reinstate to suit open plan layout to density stated in Base Spec
55	Power sockets in ceiling void to serve –80 freezers, –20 freezers and fume cupboards	Remove
56	Dado trunking system to comprise power socket outlets and RJ45 sockets for Mass Spectrometer positions, analyst benches and desk positions in the Laboratories area, Lab Office and Balance Room.	Remove
57	Power poles with power socket outlets and RJ45 sockets for isolated analyst benches in the Laboratories area	Remove
58	Cat 6 cabling to all RJ45 outlets	Remove
	Patch panels and cabinet in Comms Room with all Cat 6 cabling fully connected and tested.	Remove
59	Card proximity access control system to Suite B main entrance doors and rear loading doors with visitor doorbells / intercoms fed back to Lab Office. Card proximity access control to Corridor/Lab Office door.	Remove
60	Power supplies to mechanical plant	Remove for dedicated tenant plant / equipment
61	Power supplies to other areas (eg server room)	Remove for dedicated tenant plant / equipment
62	Generator plug-in for standby	
63	CCTV system – See Provisional Sums	Remove if so instructed
64	Intruder alarm system – See Provisional Sums	Remove if so instructed

23 May 2007

Rev D

EXECUTED as a DEED by
PETTIFER ESTATES
LIMITED acting by:

Director

Director/Secretary

EXECUTED as a **DEED** by
ABBEY (DEER) PARK MANAGEMENT
LIMITED acting by:

Director

Director/Secretary

EXECUTED as a **DEED** by
BIO ANALYTICAL SYSTEMS LIMITED
acting by:

Director

Director/Secretary